                                                                     Exhibit 2.1

                              STOCK SALE AGREEMENT

                                  BY AND AMONG

                                INFOSPACE, INC.,

                                  GO2NET, INC.

                            AUTHORIZE.NET CORPORATION

                                       AND

                                LIGHTBRIDGE, INC.

                                   DATED AS OF

                                FEBRUARY 29, 2004

                                TABLE OF CONTENTS

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
ARTICLE 1. PURCHASE AND SALE OF SHARES.........................................................       1
         Section 1.1.      Sale and Transfer of Shares.........................................       1
         Section 1.2.      The Purchase Price..................................................       1

ARTICLE 2. THE CLOSING.........................................................................       1
         Section 2.1.      The Closing.........................................................       1
         Section 2.2.      Deliveries by Sellers...............................................       2
         Section 2.3.      Deliveries by Purchaser.............................................       2
         Section 2.4.      Post-Closing Working Capital Adjustment.............................       2

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLERS...........................................       4
         Section 3.1.      Organization........................................................       4
         Section 3.2.      Authorization.......................................................       4
         Section 3.3.      Execution; Validity of Agreement....................................       5
         Section 3.4.      Consents and Approvals; No Violations...............................       5
         Section 3.5.      Ownership and Possession of Shares..................................       5
         Section 3.6.      Capitalization......................................................       5
         Section 3.7.      Organization; Qualification of Company..............................       6
         Section 3.8.      Subsidiaries........................................................       6
         Section 3.9.      Financial Statements................................................       7
         Section 3.10.     No Undisclosed Liabilities..........................................       8
         Section 3.11.     Absence of Certain Changes..........................................       8
         Section 3.12.     Title to Properties; Encumbrances...................................       9
         Section 3.13.     Real Property.......................................................       9
         Section 3.14.     Leases..............................................................       9
         Section 3.15.     Contracts and Commitments...........................................      10
         Section 3.16.     Casualties..........................................................      11
         Section 3.17.     Litigation..........................................................      12
         Section 3.18.     Compliance with Laws, etc...........................................      12
         Section 3.19.     Employee Benefit Plans..............................................      13
         Section 3.20.     Tax Matters.........................................................      14
         Section 3.21.     Intellectual Property...............................................      15
         Section 3.22.     Labor Matters.......................................................      17
         Section 3.23.     Assets Necessary to the Purchased Business..........................      18
         Section 3.24.     Customers and Distributors..........................................      18
         Section 3.25.     Environmental Compliance............................................      18
         Section 3.26.     Certain Transactions................................................      19
         Section 3.27.     Brokers or Finders..................................................      19
         Section 3.28.     Disclosure..........................................................      19
         Section 3.29.     No Other Representations............................................      19
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                                TABLE OF CONTENTS

                                   (CONTINUED)

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ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................................      19
         Section 4.1.      Organization........................................................      19
         Section 4.2.      Authorization; Validity of Agreement................................      20
         Section 4.3.      Consents and Approvals; No Violations...............................      20
         Section 4.4.      Acquisition of Shares for Investment; Ability to Evaluate and Bear
                             Risk .............................................................      20
         Section 4.5.      Availability of Funds...............................................      21
         Section 4.6.      Litigation..........................................................      21
         Section 4.7.      Brokers or Finders..................................................      21

ARTICLE 5. COVENANTS AND ADDITIONAL AGREEMENTS.................................................      21
         Section 5.1.      Interim Operations of the Company...................................      21
         Section 5.2.      Access..............................................................      23
         Section 5.3.      Confidential Information............................................      23
         Section 5.4.      Efforts and Actions to Cause Closing to Occur.......................      24
         Section 5.5.      No Solicitation.....................................................      26
         Section 5.6.      Tax Matters.........................................................      27
         Section 5.7.      Employees; Employee Benefits........................................      31
         Section 5.8.      Employment Offers...................................................      32
         Section 5.9.      [Intentionally Omitted].............................................      32
         Section 5.10.     Notice of Developments..............................................      32
         Section 5.11.     Maintenance of Books and Records....................................      33
         Section 5.12.     Sellers' Assets.....................................................      33
         Section 5.13.     Intercompany Arrangements...........................................      33
         Section 5.14.     Publicity...........................................................      34
         Section 5.15.     Further Assurances; Post-Closing Litigation Support.................      34
         Section 5.16.     Post Closing Settlements............................................      35
         Section 5.17.     Update of Seller Disclosure Schedule................................      35
         Section 5.18.     Noncompetition; Non-Solicitation....................................      35
         Section 5.19.     Transition Services.................................................      36
         Section 5.20.     Audited Financial Statements........................................      36
         Section 5.21.     Ancillary Agreements................................................      37

ARTICLE 6. CONDITIONS..........................................................................      38
         Section 6.1.      Conditions to Each Party's Obligation to Effect the Closing.........      38
         Section 6.2.      Conditions to Obligations of Purchaser to Effect the Closing........      38
         Section 6.3.      Conditions to Obligations of Sellers to Effect the Closing..........      39
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                                      -ii-
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                                TABLE OF CONTENTS

                                   (CONTINUED)

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ARTICLE 7. TERMINATION.........................................................................      40
         Section 7.1.      Termination.........................................................      40
         Section 7.2.      Notice of Termination; Effect of Termination........................      41

ARTICLE 8. REMEDIES............................................................................      42
         Section 8.1.      Survival of Representations.........................................      42
         Section 8.2.      Indemnification by Parent...........................................      42
         Section 8.3.      Indemnification by Purchaser........................................      43
         Section 8.4.      Procedure for Claims between Parties................................      43
         Section 8.5.      Defense of Third Party Claims.......................................      44
         Section 8.6.      Limitations.........................................................      44
         Section 8.7.      No Duplication; Exclusive Remedy....................................      46
         Section 8.8.      No Additional Representations or Warranties.........................      46
         Section 8.9.      Tax Claims..........................................................      46
         Section 8.10.     Tax Effect of Indemnification Payments..............................      47

ARTICLE 9. DEFINITIONS AND INTERPRETATION......................................................      48
         Section 9.1.      Definitions.........................................................      48
         Section 9.2.      Interpretation......................................................      52

ARTICLE 10. MISCELLANEOUS......................................................................      53
         Section 10.1.     Fees and Expenses...................................................      53
         Section 10.2.     Amendment and Modification..........................................      53
         Section 10.3.     Notices.............................................................      53
         Section 10.4.     Counterparts........................................................      54
         Section 10.5.     Entire Agreement; No Third Party Beneficiaries......................      54
         Section 10.6.     Severability........................................................      54
         Section 10.7.     Governing Law; Waiver of Jury Trial.................................      55
         Section 10.8.     Dispute Resolution..................................................      55
         Section 10.9.     Time of Essence.....................................................      56
         Section 10.10.    Extension; Waiver...................................................      56
         Section 10.11.    Assignment..........................................................      56
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                                      -iii-

EXHIBITS AND SCHEDULES

         Exhibit A             Sublease Agreements

         Exhibit B             Excluded Claims

         Exhibit C             Litigation Matter

         Exhibit D             Form of Opinion of Counsel

         Exhibit E             Excluded Company Employees

                              STOCK SALE AGREEMENT

This Stock Sale Agreement (the "AGREEMENT"), dated as of February 29, 2004 is entered into by and among Lightbridge, Inc., a Delaware corporation ("PURCHASER"), InfoSpace, Inc., a Delaware corporation ("PARENT"), Go2Net, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("GO2NET", and together with Parent, "SELLERS"), and Authorize.net Corporation, a Delaware corporation and wholly owned subsidiary of Go2Net (the "COMPANY"). Certain capitalized terms used in this Agreement have the meanings assigned to them in
Article 9.

         WHEREAS, Go2Net owns all the issued and outstanding Shares of the Company; and WHEREAS, Sellers intend to sell, and Purchaser intends to purchase, all the issued and outstanding Shares upon the terms and subject to the conditions set forth herein. NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE 1.

                           PURCHASE AND SALE OF SHARES

SECTION 1.1. SALE AND TRANSFER OF SHARES.

Subject to the terms and conditions of this Agreement, at the Closing, Go2Net shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Go2Net, all the issued and outstanding Shares, free and clear of all Encumbrances, except for any Encumbrance arising under the Securities Act or any applicable state securities laws.

SECTION 1.2. THE PURCHASE PRICE.

Subject to the terms and conditions of this Agreement, in consideration for the aforesaid sale, conveyance, assignment, transfer and delivery to Purchaser of the Shares at the Closing, Purchaser shall pay to Parent an amount of cash equal to Eighty Two Million Dollars ($82,000,000) (the "BASIC PURCHASE PRICE") less the amount, if any, by which the Closing Working Capital Amount, as determined pursuant to Section 2.4 below, is less than $150,000, or plus the amount, if any, by which the Closing Working Capital Amount, as determined pursuant to
Section 2.4 below, is greater than $150,000. The Basic Purchase Price, as adjusted in accordance with the preceding sentence, is referred to herein as the "PURCHASE PRICE."

                                   ARTICLE 2.

                                   THE CLOSING

SECTION 2.1. THE CLOSING.

The closing of the Transactions (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market, Spear Tower, Suite 3300, San Francisco, California 94105, at 10:00 a.m., local time, two (2) business days following the satisfaction and/or waiver of all conditions to effect the Closing set forth in Article 6 (other than conditions which can be satisfied only by the delivery of certificates or other documents at the Closing), unless another date or place is agreed in writing by each of the parties hereto.

SECTION 2.2. DELIVERIES BY SELLERS.

At the Closing, Sellers shall deliver to Purchaser:

         (a) one or more certificates representing all the issued and outstanding Shares, each such certificate to be duly and validly endorsed in favor of Purchaser or accompanied by a separate stock power duly and validly executed by Go2Net and otherwise sufficient to vest in Purchaser good title to such Shares;

         (b) resignations of each director of the Company;

         (c) all of the minute books and stock ledgers for the Company since October 12, 2000 and any existing minute books and stock ledgers for the Company Subsidiary, except to the extent any of the foregoing are in the Company's possession at the Company's corporate headquarters;

         (d) the Working Capital Certificate; and

         (e) the other certificates, opinions, agreements and documents referred to in Section 6.2.

From the date hereof and no later than ten (10) business days prior to Closing unless otherwise agreed by Purchaser, Sellers shall deliver to Purchaser all other previously undelivered documents required to be delivered by Sellers pursuant hereto.

SECTION 2.3. DELIVERIES BY PURCHASER.

Simultaneously with the Closing, Purchaser shall:

         (a) transfer the Purchase Price, as specified in the Working Capital Certificate, to an account designated by Parent prior to the Closing by wire transfer in immediately available funds;

         (b) deliver to Sellers the compliance certificate referred to in
Section 6.3(d); and

         (c) the other agreements and documents referred to in Section 6.2.

From the date hereof and no later than ten (10) business days prior to the Closing unless otherwise agreed by Sellers, Purchaser shall deliver to Sellers all other previously undelivered documents required to be delivered by Purchaser pursuant hereto.

SECTION 2.4. POST-CLOSING WORKING CAPITAL ADJUSTMENT.

         (a) At the Closing, Parent shall deliver to Purchaser a certificate, executed by an executive officer of Parent on behalf of Parent (the "Working Capital Certificate"), which shall set forth Parent's good faith estimates of
(i) the balance sheet of the Purchased Business as of the close of business on the Closing Date (the "Closing Balance Sheet"), (ii) a statement of the Working Capital of the Purchased Business reflected on the Closing Balance Sheet (the "Closing Working Capital Amount") and (iii) a calculation of the Purchase Price payable at the Closing pursuant to Section 1.2. The Closing Balance Sheet and the Closing Working Capital Amount shall be prepared and determined in accordance with GAAP; provided, however, that (x) the Closing Working Capital Amount shall be calculated based on current assets less current liabilities as those terms are defined under GAAP, except as otherwise specified in the definition of Working Capital set forth in Article 9 and (y) the Closing Balance Sheet and the Closing Working Capital Amount shall not reflect any change in the allowance for doubtful accounts set forth in the Balance Sheet except (A) in accordance with GAAP and consistent with past practices, (B) to the extent necessary to reflect an actual change in the underlying credit risk or (C) to the extent necessary to reflect any settlement or other resolution of the dispute identified in Section 2.4(a) of the Seller Disclosure Schedule. Parent will deliver to Purchaser a draft of the Working Capital Certificate no less than five (5) business days prior to the Closing Date, which draft shall set forth Parent's good faith estimates of the Closing Balance Sheet, the Closing Working Capital Amount and the Purchase Price.

         (b) The Closing Balance Sheet, the Closing Working Capital Amount and the Purchase Price included in the Working Capital Certificate shall be binding and conclusive upon, and deemed accepted by, Purchaser unless Purchaser shall have notified Parent within sixty (60) days following the Closing (the "Objection Notice") that it disputes the accuracy of any of them. Until final determination of the Closing Balance Sheet and the Closing Working Capital Amount in accordance with this Section 2.4, Sellers will provide Purchaser and its authorized representatives with access during normal business hours to all books, records and personnel of Sellers to the extent related to the Company and the Company Subsidiary as Purchaser may reasonably request in order to verify the accuracy and completeness of the Closing Balance Sheet and the Closing Working Capital Amount; provided that such access by Purchaser shall not unduly interfere with the business or operations of Seller and shall not otherwise be unduly burdensome to Seller. The Objection Notice shall specify in reasonable detail (i) those items that Purchaser disputes, (ii) the amounts of any adjustments to the Closing Balance Sheet, the Closing Working Capital Amount and the Purchase Price that are necessary in its judgment to conform to the requirements of this Agreement and (iii) Purchaser's reasons for such disputes and adjustments. If Purchaser and Parent cannot agree on the final Closing Balance Sheet, Closing Working Capital Amount and Purchase Price within twenty
(20) days after receipt by Purchaser of the Objection Notice, the parties shall submit their final calculations of the items in dispute to a nationally recognized accounting firm selected upon mutual agreement of Parent and Purchaser, for resolution within thirty (30) days or as soon thereafter as reasonably practicable. Such accounting firm shall review such final calculations and make a selection as to which of the final calculations presented to it is, in the aggregate, more accurate. The decision by such accounting firm shall be final and binding on the parties. The costs and expenses of such accounting firm shall be paid by the party whose proposed calculation is not selected by such accounting firm. Purchaser and Parent shall make available to such accounting firm all relevant books and records relating to the calculations submitted and all other information reasonably requested by such accounting firm.

         (c) If the Purchase Price, upon the final determination or acceptance thereof in accordance with Section 2.4(b), is less than the amount of the Purchase Price paid by Purchaser at Closing, then the difference shall be paid by Parent to Purchaser within five (5) days after the date of such final determination or acceptance. If the Purchase Price, upon the final determination or acceptance thereof in accordance with Section 2.4(b), is greater than the amount of the Purchase Price paid by Purchaser at Closing, then the difference shall be paid by Purchaser to Parent within five (5) days after the date of such final determination or acceptance. Any payment under this Section 2.4(c) shall be made by wire transfer in immediately available funds in accordance with wiring instructions furnished by the recipient of such payment at least two (2) business days prior to the date of payment.

                                   ARTICLE 3.

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Seller Disclosure Schedule attached hereto (as may be updated or amended prior to the Closing in accordance with Section 5.17) or as otherwise contemplated by this Agreement, Sellers jointly and severally represent and warrant to Purchaser that all of the statements contained in this
Article 3 are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date). The Seller Disclosure Schedule shall be arranged in numbered sections that correspond to the sections contained in this Agreement. Disclosure in any section of the Seller Disclosure Schedule shall qualify the representations and warranties in the corresponding sections of this Agreement and the representations and warranties in any other section of this Agreement to the extent such qualification is reasonably apparent upon the reading of such disclosure. The inclusion of any information in any Section of the Seller Disclosure Schedule shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

SECTION 3.1. ORGANIZATION

Each Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority and all necessary governmental approvals to carry on its business as now being conducted and to own the properties and assets it now owns, except where the failure to have such governmental approvals would not have, individually or in the aggregate, a material adverse effect on such Seller's ability to consummate the Transactions.

SECTION 3.2. AUTHORIZATION

Each Seller and the Company has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance by each Seller and the Company of the Transaction Documents to which each is a party and the consummation of the Transactions have been duly authorized by the Board of Directors of each Seller and the Company, and no other corporate action on the part of either of the Sellers or the Company is necessary to authorize the execution and delivery by Sellers and the Company of the Transaction Documents to which each is a party or the consummation of the Transactions. No vote of, or consent by, the holders of any class or series of stock issued by Parent is necessary to authorize the execution and delivery by Parent of any of the Transaction Documents to which it is a party or the consummation by it of the Transactions.

SECTION 3.3. EXECUTION; VALIDITY OF AGREEMENT

This Agreement has been, and each other Transaction Document to which either of the Sellers or the Company is a party will be at the Closing, duly executed and delivered by such Seller or the Company, as the case may be. Assuming due and valid authorization, execution and delivery hereof by Purchaser, this Agreement is, and each other Transaction Document to which either of the Sellers or the Company is a party will be at the Closing, a valid and binding obligation of such Seller or the Company, as the case may be, enforceable against such Seller or the Company, as the case may be, in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought ((a) and (b) together, the "ENFORCEABILITY LIMITATIONS").

SECTION 3.4. CONSENTS AND APPROVALS; NO VIOLATIONS

Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act and state securities or blue sky laws, none of the execution, delivery or performance of the Transaction Documents by Sellers and the Company, the consummation by Sellers and the Company of the Transactions or compliance by Sellers and the Company with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of either of the Sellers or the certificate of incorporation or bylaws of the Company, each as amended to date, (b) require any material declaration or filing with, or material permit, authorization, consent or approval of, any Governmental Entity, or (c) result in any material violation or material breach of, constitute a material default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or otherwise require any notice to or consent from any Person under, any term or provision of any Material Contract, excluding from the foregoing clause
(b) such declarations, filings, permits, authorizations, consents or approvals which would not become applicable but for the business or activities in which Purchaser is or proposes to be engaged or any acts (other than the execution, delivery and performance of this Agreement and the operation of the Purchased Business as currently conducted) or omissions by, or the status of any facts pertaining to, Purchaser.

SECTION 3.5. OWNERSHIP AND POSSESSION OF SHARES

Go2Net is the record and beneficial owner of all the issued and outstanding Shares. The certificates representing the Shares are held by Go2Net, free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement and Encumbrances arising under the Securities Act or any applicable state securities laws. The sale, conveyance, assignment, transfer and delivery of the Shares to Purchaser pursuant to this Agreement will convey to Purchaser good and marketable title to the Shares, free and clear of any and all Encumbrances, except for any Encumbrances created by this Agreement and Encumbrances arising under the Securities Act or any applicable state securities laws.

SECTION 3.6. CAPITALIZATION

         The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.01 per share. As of the date of this Agreement, (a) 1,000 Shares are issued and outstanding, (b) no Shares are owned, beneficially or of record, by any Person other than Go2Net, and (c) no Shares are issued and held in the treasury of the Company. All the outstanding Shares are duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, as of the date of this Agreement, (a) there are no shares of capital stock of the Company authorized, issued or outstanding; (b) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer, redeem, purchase or sell or cause to be issued, transferred, redeemed, purchased or sold any shares of capital stock of the Company or to otherwise make any payment in respect of any such shares; and (c) there are no rights, agreements or arrangements of any character which provide for any stock appreciation or similar right or grant any right to share in the equity, income, revenues or cash flow of the Company.

SECTION 3.7. ORGANIZATION; QUALIFICATION OF COMPANY

         (a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (ii) has all requisite corporate power and authority and all necessary material government approvals to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required; except where the failure to be so qualified or licensed would not have, individually or in the aggregate, a Material Adverse Effect.

         (b) Section 3.7(b) of the Seller Disclosure Schedule sets forth, as of the date hereof, a complete and correct list of all jurisdictions in which the Company is qualified or licensed to do business. Sellers have heretofore delivered or made available to Purchaser complete and correct copies of the certificate of incorporation and bylaws of the Company and all amendments thereto to the date hereof as presently in effect. Sellers have also delivered or made available to Purchaser copies of the minute books of the Company, and such records accurately reflect, in all material respects, all actions taken by the shareholders, board of directors or committees of the board of directors of the Company, whether at a meeting, by written consent or otherwise, since October 12, 2000. To the Knowledge of Sellers, no action taken by the shareholders, board of directors or any committees of the board of directors of the Company prior to October 12, 2000 could create any material liability or obligation of the Company or materially affect the operation of the Purchased Business following the Closing.

SECTION 3.8. SUBSIDIARIES

         (a) Section 3.8(a) of the Seller Disclosure Schedule sets forth the only Subsidiary of the Company (the "COMPANY SUBSIDIARY"), and its jurisdiction of organization. All outstanding ownership interests of the Company Subsidiary are held, beneficially and of record, by the Company. The Company Subsidiary (i) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has all requisite limited liability company power and authority and all necessary material governmental approvals to carry on its business as now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business as a foreign entity in good standing in every jurisdiction in which such qualification is required; except where the failure to be so qualified or licensed would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor the Company Subsidiary, directly or indirectly, owns any material equity interest in any Person other than the Company Subsidiary.

         (b) Section 3.8(b) of the Seller Disclosure Schedule sets forth, as of the date hereof, a complete and correct list of all jurisdictions in which the Company Subsidiary is qualified or licensed to do business. Sellers have heretofore delivered or made available to Purchaser complete and correct copies of the certificate of formation and operating agreement of the Company Subsidiary and all amendments thereto to the date hereof as presently in effect. Sellers have also delivered or made available to Purchaser complete and correct copies of the records of all actions of the managers and members and any committee thereof of the Company Subsidiary, if any, and such records accurately reflect, in all material respects, all such actions taken by such managers, members or committee, whether at a meeting, by written consent or otherwise.

         (c) The ownership interests of the Company Subsidiary owned by the Company, directly or indirectly, are owned free and clear of any Encumbrances whatsoever, except for Encumbrances created by this Agreement and Encumbrances arising under the Securities Act or any applicable state securities laws, and are non-assessable. There are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued ownership interests of the Company Subsidiary, obligating the Company Subsidiary to issue, transfer, redeem, purchase or sell or cause to be issued, transferred, redeemed, purchased or sold any additional ownership interests of the Company Subsidiary or to otherwise make any payment in respect of any such ownership interests. There are no rights, agreements or arrangements of any character which provide for any membership interest appreciation or similar right or grant any right to share in the equity, income, revenues or cash flow of the Company Subsidiary.

SECTION 3.9. FINANCIAL STATEMENTS

         (a) True and complete copies of the Financial Statements are attached to Section 3.9(a) of the Seller Disclosure Schedule. The Financial Statements
(i) have been prepared to reflect the consolidated operations of the Purchased Business as a reportable segment under GAAP; (ii) were prepared as GAAP requires for a reportable segment; (iii) are in accordance with and based upon the books and records of the Sellers, the Company and the Company Subsidiary; and (iv) fairly present in all material respects the consolidated financial condition and assets and liabilities and the results of operations of the Purchased Business as a reportable segment under GAAP as of the times and for the periods referred to therein.

         (b) Each of (i) all significant deficiencies and material weaknesses in the design or operation of Parent's internal control over financial reporting which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting, in each case based on the most recent evaluation by Parent's chief executive officer and chief financial officer, has been disclosed to Parent's auditors and the audit committee of Parent's board of directors (or persons performing the equivalent functions).

SECTION 3.10. NO UNDISCLOSED LIABILITIES

As of and since the Balance Sheet Date, neither the Company nor the Company Subsidiary has incurred any liabilities, Indebtedness or obligations in an amount greater than $50,000 in the aggregate except for (i) liabilities and obligations incurred since the Balance Sheet Date in the ordinary and usual course of business consistent with past practice, (ii) as reflected or reserved against on the Balance Sheet, or (iii) liabilities and obligations incurred in connection with the Transactions which are being paid by Sellers.

SECTION 3.11. ABSENCE OF CERTAIN CHANGES

During the period from the Balance Sheet Date through the date hereof, except as otherwise contemplated by this Agreement, the Purchased Business has been conducted only in the ordinary course of business, consistent with past practice, and:

         (a) the Purchased Business has not experienced a Material Adverse
Effect;

         (b) neither the Company nor the Company Subsidiary has made any change in its accounting methods, principles or practices;

         (c) the Company has not declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company;

         (d) neither the Company nor the Company Subsidiary has, except in the ordinary course of business consistent with past practice, made any sale, disposal or transfer of any assets having value of greater than $25,000 in the aggregate;

         (e) neither the Company nor the Company Subsidiary has made any loans or advances to, or guarantees for the benefit of, any Person, except for advances made to Company Employees in the ordinary course of business or intercompany advances or loans to Sellers or their Affiliates;

         (f) neither the Company nor the Company Subsidiary has, except in the ordinary course of business consistent with past practice, amended or waived any material right under, or terminated, any Material Contract;

         (g) neither the Company nor the Company Subsidiary has incurred any capital expenditures exceeding $25,000 in the aggregate;

         (h) none of the Company, the Company Subsidiary or Sellers has made any change in the compensation payable or to become payable (including bonuses) to any of the Company Employees (other than normal recurring increases in the ordinary course of business consistent with past practice or pursuant to plans, programs or agreements existing on the date hereof and disclosed on Section 3.11(h) of the Seller Disclosure Schedule), including the establishment or adoption of any employee benefit plan, except those adopted by Parent on a company-wide basis;

         (i) neither the Company nor the Company Subsidiary has agreed to pay any bonuses or other compensation to any Company Employee as a result of the Transactions; and

         (j) neither the Company nor the Company Subsidiary has entered into any agreement, contract, commitment or arrangement to do any of the foregoing.

SECTION 3.12. TITLE TO PROPERTIES; ENCUMBRANCES

         Except for property sold in the ordinary and usual course of business, the Company and/or the Company Subsidiary have good, valid and marketable title to all properties and assets reflected on the Balance Sheet and not shown as leased, in each case free and clear of Encumbrances other than Permitted Encumbrances. Each of the Company and the Company Subsidiary have a valid right to use all of its tangible property held under lease, license or other Contract. Sellers and their Affiliates have good valid and marketable title to all of the tangible assets to be transferred to the Company pursuant to Section 5.4(d), free and clear of Encumbrances other than Permitted Encumbrances.

SECTION 3.13. REAL PROPERTY

Neither the Company nor the Company Subsidiary owns any real property.

SECTION 3.14. LEASES

         (a) Section 3.14(a) of the Seller Disclosure Schedule sets forth a list of the real property leases held by the Company or the Company Subsidiary for facilities that are not currently used by Parent or an Affiliate of Parent in any other capacity.

         (b) Section 3.14(b) of the Seller Disclosure Schedule sets forth a list of the real property leases held by the Company or the Company Subsidiary that are also used by Parent or an Affiliate of Parent.

         (c) Section 3.14(c) of the Seller Disclosure Schedule sets forth a list of the real property leases held by Parent or an Affiliate of Parent for facilities that are used in the Purchased Business.

         (d) Section 3.14(d) of the Seller Disclosure Schedule sets forth a list of the leases held by the Company or the Company Subsidiary for personal property having an original value in excess of $25,000.

         (e) Section 3.14(e) of the Seller Disclosure Schedule sets forth a list of the leases held by Parent or an Affiliate of Parent for personal property having an original value in excess of $25,000 that is used in the Purchased Business.

SECTION 3.15. CONTRACTS AND COMMITMENTS

         (a) Section 3.15(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, a list of the following Contracts to which the Company or the Company Subsidiary is a party:

                  (i) any Contract with any director, officer, employee, consultant or agent providing for (A) severance, change-in-control or retention benefits, (B) the increase or acceleration of benefits payable as a result of the Transactions, or (C) aggregate payments in any calendar year in excess of $100,000;

                  (ii) any Contract to forgive any indebtedness in excess of $5,000 of any Person to the Company or the Company Subsidiary;

                  (iii) any Contract providing for the purchase of real property;

                  (iv) any loan agreement, promissory note or other Contract relating to indebtedness for borrowed money;

                  (v) any Contract to guaranty the obligations of any third party (including Sellers or any Affiliate of Sellers) or to indemnify any third party (other than indemnification of customers, resellers, distributors, agents, suppliers, licensors or licensees in respect of intellectual property rights or in connection with the sale or licensing to customers, in the ordinary course of business, of products or services of the Company or the Company Subsidiary or indemnification obligations of the Company or the Company Subsidiary in favor of officers, directors, employees and other agents contained in the bylaws or other governing documents of the Company or the Company Subsidiary);

                  (vi) any Contract which restricts the ability of the Company or the Company Subsidiary to engage in any business activity in any geographic area or line of business or which restricts the ability of the Company or the Company Subsidiary to compete with any Person;

                  (vii) any Contract for the sale or other disposition of any material asset or portion of the assets of the Company or the Company Subsidiary, other than in the ordinary course of business;

                  (viii) any Contract obligating the Company or the Company Subsidiary to make aggregate payments in excess of $100,000 in any fiscal year to any third party which is not terminable by the Company or the Company Subsidiary without penalty or further liability exceeding $10,000 upon 90 days' notice or less;

                  (ix) other than those listed in Sections 3.15(a)(x) and 3.15(a)(xi) of the Disclosure Schedule, any Contract pursuant to which the Company or the Company Subsidiary reasonably expects to receive aggregate payments in excess of $250,000 in any fiscal year;

                  (x) Contracts with the resellers of the Company and the Company Subsidiary that represent (i) the top 25 resellers based on the amount of aggregate revenues generated by such resellers in the three-months ended January 31, 2004 and (ii) the top 25 resellers based on the number of merchants represented by such resellers in the three-months ended January 31, 2004;

                  (xi) any Contract, other than those listed in Sections 3.15(a)(i) through 3.15(a)(x) of the Disclosure Schedule, on which the Purchased Business is substantially dependent or as to which a default under or termination of such Contract would result in a Material Adverse Effect.

         (b) Section 3.15(b) of the Seller Disclosure Schedule sets forth, as of the date hereof, a list of all Contracts to which Sellers or any of their Affiliates (other than the Company or the Company Subsidiary) is a party by which the Purchased Business or assets or properties of the Company or the Company Subsidiary are bound or that relate to the Purchased Business and which would be required to be disclosed on Section 3.15(a) of the Seller Disclosure
Schedule if the Company were a party thereto.

         (c) Sellers have provided or made available to Purchaser a correct and complete copy of each Material Contract (or, in the case of any oral Contract, a written summary of the material terms thereof), together with any amendments or side letters thereto in effect as of the date of this Agreement. Each Material Contract is, to the Knowledge of Sellers, valid, binding and enforceable in accordance with its terms (except for the Enforceability Limitations) and is in full force and effect. There is no existing material default or material breach by Sellers, the Company, the Company Subsidiary or any other Affiliate of Sellers under any Material Contract to which it is a party and, to the Knowledge of Sellers, no other party to any Material Contract is in material default or material breach thereunder. To the Knowledge of Sellers, no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification or acceleration under any Material Contract or impair any right of the Company or the Company Subsidiary to exercise and obtain the benefit of any options contained in any Material Contract. None of Sellers, the Company or the Company Subsidiary (i) has received written notice from any party to a Material Contract indicating such party's intent to terminate a Material Contract, or (ii) is bound by a written forbearance agreement with respect to a Material Contract.

SECTION 3.16. CASUALTIES

Since the Balance Sheet Date, the Purchased Business has not suffered any Loss, damage or destruction to its tangible properties, whether or not covered by insurance and whether or not in the ordinary course of business, in an aggregate amount in excess of $25,000.

SECTION 3.17. LITIGATION

         (a) There is no action, suit, claim, arbitration, inquiry, proceeding or investigation, at law or in equity, by or before any court, arbitrator or Governmental Entity pending or, to the Knowledge of Sellers, threatened against or involving Sellers, the Company or the Company Subsidiary or their respective properties or assets or, to Seller's Knowledge, their respective officers, directors, employees or Affiliates, which (i) questions or challenges the validity of this Agreement or any action taken or to be taken by Sellers or the Company pursuant to this Agreement or in connection with the Transactions; or
(ii) if determined adversely, would result in a Loss to the Purchased Business in an amount greater than $100,000.

         (b) There is no Order outstanding against Sellers, the Company, the Company Subsidiary, or, to the Knowledge of Sellers, any officer, director, employee or Affiliate of any of them that has or could reasonably be expected to have the effect of prohibiting or materially impairing any material current business practice of the Purchased Business, any acquisition of material property by the Purchased Business, or the conduct of the Purchased Business by the Company or the Company Subsidiary or that otherwise has had or is reasonably likely to have a Material Adverse Effect.

SECTION 3.18. COMPLIANCE WITH LAWS, ETC.

         (a) Each of the Company and the Company Subsidiary is currently in compliance in all material respects with all material laws, rules and regulations, ordinances and Orders of all Governmental Authorities that apply to the Purchased Business. None of the Sellers, the Company or the Company Subsidiary has received notice from any Governmental Entity that the Purchased Business is in violation of any law, rule, regulation, ordinance or Order. No Governmental Entity from which the Company has requested an opinion relating to the Company's compliance with any law, rule, regulation, ordinance or Order has refused to issue such an opinion.

         (b) Section 3.18(b) of the Seller Disclosure Schedule lists, as of the date hereof, all material governmental permits, licenses or authorizations held by the Company or the Company Subsidiary or pursuant to which the Purchased Business is conducted (the "COMPANY PERMITS"). The Company Permits constitute all material permits, licenses or authorizations required to conduct the Purchased Business. None of Sellers, the Company, the Company Subsidiary nor any other Affiliate of Sellers is in breach or default under any Company Permit.

         (c) Section 3.18(c) of the Seller Disclosure Schedule lists, as of the date hereof, all material certifications of compliance with industry guidelines, practices or standards held by the Company or the Company Subsidiary or held by either of the Sellers or their Affiliates which relate to the conduct of the Purchased Business.

SECTION 3.19. EMPLOYEE BENEFIT PLANS

         (a) Neither the Company nor the Company Subsidiary currently sponsors any plans within the meaning of Section 3(3) of ERISA or any equity-based compensation plans (collectively "PLANS"), and, neither the Company nor the Company Subsidiary has any intention of, or commitment to, establish, adopt or enter into any such Plans.

         (b) Each such Plan of Parent or any Affiliate of Parent in which the Company, the Company Subsidiary or any Company Employee participates has been operated in all material respects in accordance with its terms and in material compliance with all applicable Legal Requirements, including but not limited to ERISA or the Code, as applicable, except, in each case, as would not have a Material Adverse Effect.

         (c) Each such Plan of Parent or any Affiliate of Parent in which the Company, the Company Subsidiary or any Company Employee participates which is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a determination letter or opinion letter from the IRS that such Plan or form of plan is so qualified, and, to the Knowledge of Sellers, there are no facts or circumstances that could affect the qualified status of any such Plan, except, in each case, as would not have a Material Adverse Effect.

         (d) None of the Company, the Company Subsidiary or Sellers have ever maintained, established, sponsored, participated in or contributed to, any (i) pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, (ii) multiemployer plan (within the meaning of Section 3(37) of ERISA), (ii) "multiple employer plan" as defined in ERISA or the Code, or (iv) a "funded welfare plan" within the meaning of
Section 419 of the Code.

         (e) Neither the Company nor the Company Subsidiary has any obligations for retiree health and life benefits under any Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any Governmental Entity.

         (f) Neither the execution of this Agreement nor consummation of the Transactions will (A) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Plan in which the Company, the Company Subsidiary or any Company Employee participates, (C) result in any breach or violation of, or a default under, any Plan in which the Company, the Company Subsidiary or any Company Employee participates or (D) result in any payment to a Company Employee that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

SECTION 3.20. TAX MATTERS.

         (a) Each of the Company and the Company Subsidiary has timely filed (or there has been filed on its behalf) with appropriate taxing authorities all material Tax Returns required to be filed by it on or prior to the date hereof. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company and the Company Subsidiary (whether or not shown on any Tax Return) have been paid. Neither the Company nor the Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return.

         (b) There are no liens for Taxes upon any property or assets of the Company, except for liens for Taxes not yet due and payable.

         (c) The Company and the Company Subsidiary have each withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (d) No federal, state, local, or foreign tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or the Company Subsidiary. Neither the Company nor the Company Subsidiary has received from any federal, state, local, or foreign taxing authority (including jurisdictions where the Company or the Company Subsidiary have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related Tax matters, or
(iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries. None of the federal, state, local or foreign income Tax Returns filed with respect to the Company or the Company Subsidiary for taxable periods ended on or after December 31, 1999 have been audited or are currently the subject of audit. Sellers have delivered or made available to Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and Company Subsidiary filed or received since December 31, 1999.

         (e) Neither the Company nor the Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (f) Neither the Company nor the Company Subsidiary has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is Parent. Parent will file a consolidated federal income Tax Return with the Company and the Company Subsidiary for the Taxable year immediately preceding the current Taxable year.

         (g) Each Affiliated Group has filed all federal income Tax Returns that it was required to file for each Taxable period during which the Company or the Company Subsidiary was a member of the group. All such Tax Returns were correct and complete in all material respects in so far as they relate to the Company and the Company Subsidiary.

         (h) There is no dispute or claim concerning any income Tax Liability of any Affiliated Group for any taxable period during which the Company or the Company Subsidiary was a member of the group either (i) claimed or raised by any Governmental Entity in writing or (ii) otherwise to the Knowledge of Seller.

         (i) The unpaid Taxes of the Company and the Company Subsidiary (A) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiary in filing their Tax Returns. Since the Balance Sheet Date, neither the Company nor the Company Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice. Neither the Company nor the Company Subsidiary has any liability for the Taxes of any Person other than the Company and the Company Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (j) Neither the Company nor the Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state or local income Tax law) executed on or prior to the Closing Date; (C) inter-company transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state or local income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

         (k) Neither the Company nor the Company Subsidiary is obligated to or intends to consummate any transaction not in the ordinary course of business after the Closing that would result in a material amount of income being reported on Purchaser's consolidated United States federal income Tax Return pursuant to Section 5.6(b)(i)(B).

SECTION 3.21. INTELLECTUAL PROPERTY

         (a) Section 3.21(a) of the Seller Disclosure Schedule sets forth a true and complete list of all material Registered Intellectual Property owned exclusively by the Company or the Company Subsidiary or owned by Sellers or any Affiliate of Sellers and used exclusively by the Company or the Company Subsidiary.

         (b) Section 3.21(b) of the Seller Disclosure Schedule sets forth a true and complete list of all material Contracts (other than shrink wrap and other generally available commercial licenses with respect to which no future license or royalty payments in excess of $25,000 will become due, or free software that is distributed without restrictions on use) pursuant to which the Company or the Company Subsidiary has received a license to, or is otherwise permitted to use, any IP of any Person where such IP is material to the Purchased Business (including, without limitation, Sellers and their Affiliates) (such IP, collectively the "THIRD PARTY LICENSED IP").

         (c) Section 3.21(c) of the Seller Disclosure Schedule sets forth a true and complete list of all Contracts (other than Contracts entered into in the ordinary course of the licensing or distribution of products or services of the Company or the Company Subsidiary) to which the Company or the Company Subsidiary is a party, pursuant to which the Company or the Company Subsidiary has granted a license which is still in effect of any material Company IP (such Contracts, together with the agreements set forth in Section 3.21(b) of the Seller Disclosure Schedule, the "COMPANY LICENSES").

         (d) There is no outstanding Order applicable to the Company or the Company Subsidiary affecting in any material respect the right of the Company or the Company Subsidiary to develop, license, use, sell, distribute or modify the Company IP. None of Sellers, the Company or the Company Subsidiary has received any written notice of any claim or assertion that the products or the material operations of the Company or the Company Subsidiary or the operation of the Purchased Business infringes, misappropriates or conflicts with the Intellectual Property Rights of any Person which claim or assertion, if determined to be true, could reasonably be expected to be material to the Purchased Business, and there are no pending actions brought by any Person against the Company or the Company Subsidiary alleging infringement of such Person's Intellectual Property Rights that if determined adversely to the Company, could reasonably be expected to be material to the Purchased Business.

         (e) To the Knowledge of Sellers, the Company IP, the Seller Licensed IP and the Third Party Licensed IP together constitute all of the IP that is material to the operation of the Purchased Business as of the Closing.

         (f) To the Knowledge of Sellers, neither the products nor the material operations of the Company or the Company Subsidiary nor the operation of the Purchased Business as of the Closing Date infringe, misappropriate or conflict with the Intellectual Property Rights of any third party in any material respect.

         (g) To the Knowledge of Sellers, no Intellectual Property Rights owned by the Company or the Company Subsidiary that are material to the Purchased Business are being infringed by any Person in any material respect.

         (h) Sellers, the Company and the Company Subsidiary have taken reasonable measures to protect the confidential and proprietary nature of their respective trade secrets and other confidential information which are material to the Purchased Business. None of Sellers, the Company or the Company Subsidiary have disclosed material source code for any software owned by the Company or the Company Subsidiary that is material to a product of the Purchased Business to any Person (other than pursuant to customary source code escrow arrangements entered into in the ordinary course of business), and the Company has taken reasonable measures to prevent disclosure of such source code.

         (i) All current Company Employees, as well as current agents, consultants and independent contractors, who have contributed to or participated in the conception, development or enhancement of material Company IP, have executed a confidentiality and assignment of inventions agreement of which the Company or the Company Subsidiary is the beneficiary, copies or forms of which have been provided or made available to Purchaser. To the Knowledge of Sellers, none of such personnel is in violation of any agreement described in this paragraph.

SECTION 3.22. LABOR MATTERS

         (a) There is no labor strike, dispute, slowdown, stoppage or lockout pending, or to the Knowledge of Sellers, threatened with respect to the Company Employees, nor have Sellers, the Company or the Company Subsidiary experienced any such strike, dispute, slowdown, stoppage or lockout in the past with respect to Company Employees.

         (b) None of Sellers, the Company, the Company Subsidiary or any other Affiliate of Sellers is a party to or bound by any labor or collective bargaining agreement applicable to the Company, the Company Subsidiary or to the Company Employees.

         (c) None of the Company Employees is represented by a labor union, and no petition has been filed, nor has any proceeding been instituted by any employee or group of employees with any labor relations board or commission seeking recognition of a collective bargaining representative. To the Knowledge of Sellers, there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any Company Employees.

         (d) There is no grievance, unfair labor practice charge or complaint, or other controversy or dispute against the Company or the Company Subsidiary or regarding any Company Employee (singly or collectively) pending or, to the Knowledge of Sellers, threatened before any court, arbitrator or Governmental Entity.

         (e) None of the Company, the Company Subsidiary or Sellers (in their capacity as an employer of Company Employees), is in violation in any material respect of any applicable Legal Requirements relating to employment and employment practices, wages, hours and terms and conditions of employment with respect to Company Employees.

         (f) Section 3.22 of the Seller Disclosure Schedule sets forth, as of the date hereof, the name, title and total annual salary of each Company Employee. To the Knowledge of Sellers, no Company Employee has given written notice to Sellers, the Company or the Company Subsidiary of his or her intent to terminate his or her employment or service relationship with the Company.

SECTION 3.23. ASSETS NECESSARY TO THE PURCHASED BUSINESS

As of the date hereof, the tangible property and tangible assets owned or leased by the Company or the Company Subsidiary and those to be transferred or provided by Parent pursuant to the Transition Services Agreement and the Sublease Agreements constitute the tangible property and tangible assets used to carry on the Purchased Business. The Transactions will not deprive the Purchased Business of the benefits of any tangible properties or tangible assets used, or available for use, in its business or operations or of the benefits of any rights relating thereto (whether by reason of a violation of the terms of any Contract or a failure to obtain any consent from any Governmental Entity or any other Person or for any other cause) except for those tangible properties and tangible assets of Parent used or available for use on a company wide basis, those to be transferred or provided by Parent pursuant to the Transition Services Agreement and the Sublease Agreements, those set forth on Section 3.23(a) of the Seller Disclosure Schedule, and pursuant to agreements set forth on Section 3.4(b) and
Section 3.4(c) of the Seller Disclosure Schedule. All such tangible properties and tangible assets are fit for the purposes for which they are presently being used in the business and operations of the Purchased Business and are in good operating condition and repair, except for normal wear and tear.

SECTION 3.24. CUSTOMERS AND DISTRIBUTORS

None of Sellers, the Company or the Company Subsidiary has received written notice from any customer (other than merchants from which the Company received less than $100,000 in revenues in 2003), distributor, sales agent or reseller material to the Purchased Business indicating that such Person intends to terminate (or does not intend to renew) its existing relationship with the Purchased Business.

SECTION 3.25. ENVIRONMENTAL COMPLIANCE

To the Knowledge of Sellers, each of the Company and the Company Subsidiary is in compliance in all respects with applicable Environmental Laws, except where any failure to be in compliance with such Laws would not result in material liability to the Company or the Company Subsidiary. None of Sellers, the Company or the Company Subsidiary has received notice of, nor, to the Knowledge of the Sellers, is any predecessor of any of them subject to, any Environmental Claim that could result in material liability to the Company or the Company Subsidiary. To the Knowledge of Sellers, neither the Company nor the Company Subsidiary, nor any other Person acting on behalf of any of them, has disposed of, transported, stored, or arranged for the disposal of any Hazardous Materials to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Materials; (ii) any premises owned or leased by the Company or the Company Subsidiary, except for the use of household cleaners and office products in the ordinary course of business in compliance with applicable Environmental Laws; or (iii) any site which has been placed on the National Priorities List, CERCLIS or their state equivalents. To the Knowledge of Sellers, there has not occurred during the period the Company or the

Company Subsidiary operated or possessed any premises owned or leased by the Company or the Company Subsidiary, nor is there presently occurring, a Release of any Hazardous Materials on, into or beneath the surface of, or adjacent to, any premises owned or leased by the Company or the Company Subsidiary except for the use of household cleaners and office products in the ordinary course of business in material compliance with applicable Environmental Laws and except for any Release that would not result in material liability to the Company or the Company Subsidiary.

SECTION 3.26. CERTAIN TRANSACTIONS

Neither the Company nor the Company Subsidiary is indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children in any amount whatsoever, except for indebtedness to employees for accrued salaries and bonuses not yet payable or for reasonable business expenses actually incurred. None of said officers or directors, or any members of their immediate families, are indebted to the Company or the Company Subsidiary or, to the Knowledge of Sellers, have any direct or indirect ownership interest in any firm or business entity which is affiliated with or with which the Company or the Company Subsidiary has a business relationship, or any firm or corporation which competes with the Purchased Business; provided, that ownership of 5% or less of the outstanding voting securities of a publicly traded corporation shall not constitute such a direct or indirect interest. To the Knowledge of Sellers, no officer or director of the Company or the Company Subsidiary, or any member of his or her immediate family, is, directly or indirectly, interested in any Contract with the Company or the Company Subsidiary.

SECTION 3.27. BROKERS OR FINDERS

Except for Thomas Weisel Partners LLC, financial advisor to Parent, none of Sellers, the Company, or any of their Affiliates has entered into any Contract entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions. Section 3.28. Disclosure

         To the Knowledge of Sellers, no representation or warranty by Seller in this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make such representations and warranties not misleading.

SECTION 3.29. NO OTHER REPRESENTATIONS

Except for the representations and warranties contained in this Agreement, the other Transaction Documents and any certificates delivered pursuant hereto, none of Sellers, the Company or the Company Subsidiary, nor any other Person acting on behalf of them, makes or has made any representation or warranty, express or implied.

                                   ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers that:

SECTION 4.1. ORGANIZATION.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority and all necessary governmental approvals to carry on its business as now being conducted and to own the properties and assets it now owns, except where the failure to have such governmental approvals would not have, individually or in the aggregate, a material adverse effect on Purchaser's ability to consummate the Transactions.

SECTION 4.2. AUTHORIZATION; VALIDITY OF AGREEMENT.

Purchaser has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party and the consummation of the Transactions have been duly authorized by the Board of Directors of Purchaser and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of the Transaction Documents to which it is a party or the consummation of the Transactions. No vote of, or consent by, the holders of any class or series of stock issued by Purchaser is necessary to authorize the execution and delivery by Purchaser of the Transaction Documents to which it is a party or the consummation by it of the Transactions. This Agreement has been, and each other Transaction Document to which Purchaser is a party will be at the Closing, duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by Sellers and the Company, this Agreement is, and each other Transaction Document to which Purchaser is a party will be at Closing, a valid and binding obligation by Purchaser, enforceable against Purchaser in accordance with its terms except as limited by the Enforceability Limitations.

SECTION 4.3. CONSENTS AND APPROVALS; NO VIOLATIONS.

         Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act and state securities or blue sky laws, none of the execution, delivery or performance of this Agreement by Purchaser, the consummation by Purchaser of the Transactions or compliance by Purchaser with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Purchaser, each as amended to date, or (b) require any material declaration or filing with, or material permit, authorization, consent or approval of, any Governmental Entity.

Section 4.4. Acquisition of Shares for Investment; Ability to Evaluate and Bear Risk.

         (a) Purchaser is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares. Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.

         (b) Purchaser is able to bear the economic risk of holding the Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.

SECTION 4.5. AVAILABILITY OF FUNDS.

Purchaser currently has access to sufficient funds in cash or cash equivalents and will at the Closing have sufficient immediately available funds, in cash, to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to effect the Transactions.

SECTION 4.6. LITIGATION.

There is no action, suit, claim, arbitration, inquiry, proceeding or investigation, at law or in equity, by or before any court, arbitrator or Governmental Entity pending or, to the knowledge of Purchaser, threatened against or involving Purchaser or, to Purchaser's Knowledge, Purchaser's officers, directors, employees or Affiliates that (i) questions or challenges the validity of this Agreement or any action taken or to be taken by Purchaser pursuant to this Agreement or in connection with the Transactions, or (ii) that would have a material adverse effect on Purchaser's ability to consummate the Transactions.

SECTION 4.7. BROKERS OR FINDERS.

Except for Broadview International, LLC, financial advisor to Purchaser, neither Purchaser nor any of its Affiliates has entered into any Contract entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions.

                                   ARTICLE 5.

                       COVENANTS AND ADDITIONAL AGREEMENTS

SECTION 5.1. INTERIM OPERATIONS OF THE COMPANY.

Except (a) as otherwise contemplated by this Agreement, (b) as set forth in
Section 5.1 of the Seller Disclosure Schedule, and (c) as may be consented to by Purchaser in writing (which consent shall not be unreasonably delayed), the Company shall and shall cause the Company Subsidiary to, comply with the following from the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date:

                  (i) The Purchased Business shall be conducted in the ordinary and usual course of business consistent with past practice and Sellers, the Company and the Company Subsidiary shall each use their commercially reasonable efforts to maintain their relationships with customers, resellers, suppliers, vendors, employees, agents and others, and keep available to Purchaser the services of the present Company Employees and preserve for Purchaser the goodwill of customers, resellers, suppliers, vendors, employees, agents and others having business relations with the Purchased Business.

                  (ii) Neither the Company nor the Company Subsidiary shall (A) amend, modify, repeal or propose to do so, or permit or consent to any amendment, modification or repeal of its certificate of incorporation or bylaws or similar organizational documents, (B) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, (C) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, (D) split, combine or reclassify any shares of any class or series of its stock, or (E) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares. Notwithstanding the foregoing, however, the Company may distribute cash to Go2Net or Parent in excess of the amount held on behalf of merchants pending disbursement or held in reserve for eCheck and Integrated Payment Solution related transactions as of the Closing Date.

                  (iii) Neither the Company nor the Company Subsidiary shall, except in the ordinary course of business consistent with past practice (A) create, incur, assume, guarantee, endorse, refinance, modify, extend, renew or otherwise become liable for any Indebtedness, obligation or other liability, (B) pay, agree to cancel or pay, or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to any Indebtedness, obligation or other liability, (C) waive, cancel or compromise any right to receive any direct or indirect payment or other benefit under any Indebtedness, obligation or other liability owing to the Purchased Business, (D) sell, lease or otherwise dispose of any material assets, or (E) grant any extensions of credit, other than accounts receivable in the ordinary course of business consistent with past practices.

                  (iv) Neither the Company nor the Company Subsidiary shall (A) amend, terminate or waive any material right under any Material Contract, (B) merge or consolidate with any Person, (C) purchase any capital stock of or interest in any Person, (D) purchase assets constituting a business, or (E) create or suffer the imposition of any Encumbrance upon any of their assets, tangible or intangible, except for Permitted Encumbrances, (F) make any change in their pricing policies or payment or credit policies; or (G) fail to pay any creditor any amount owed to such creditor when due, other than consistent with past payment practices.

                  (v) None of Sellers, the Company or the Company Subsidiary shall (A) make any change in the compensation (including severance compensation) or bonuses payable or to become payable to any of the Company Employees (other than normal recurring increases in the ordinary course of business disclosed on
Section 5.1(b)(v) of the Seller Disclosure Schedule or pursuant to plans, programs or agreements existing on the date hereof and disclosed on Section 5.1(b)(v) of the Seller Disclosure Schedule), including the establishment or adoption of any employee benefit plan, except those adopted by Parent on a company-wide basis, or (B) pay or agree to pay any bonus or other compensation to any Person in connection with the Transactions.

                  (vi) The Company shall not adopt or become a party to any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company.

                  (vii) Neither the Company nor the Company Subsidiary shall change in any material respect any of the accounting methods used by it unless required by GAAP, or make or change any Tax election that would be reasonably likely to adversely affect in any material respect (relative to the Purchased Business) the Tax liability or Tax Attributes of the Company or the Company Subsidiary.

                  (viii) Neither the Company nor the Company Subsidiary shall institute, pay, discharge, settle or satisfy any litigation or any claims, liabilities or obligations which are material to the Purchased Business.

                  (ix) Neither the Company nor the Company Subsidiary shall make any capital expenditures exceeding $50,000 in the aggregate.

                  (x) Other than transactions in connection with intercompany cash management and transfers, neither the Company nor the Company Subsidiary shall enter into any transaction other than on an arms' length basis. (xi) None of Sellers, the Company or the Company Subsidiary shall hire or retain any person as a Company Employee who does not serve as a Company Employee on the date of this Agreement.

                  (xii) Neither the Company nor the Company Subsidiary shall enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

SECTION 5.2. ACCESS.

Prior to the Closing, the Company and Sellers shall give Purchaser and its authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Company and the Company Subsidiary (including books and records of Sellers, but only to the extent related to the Company and the Company Subsidiary); provided, however, that any such access shall be conducted at Purchaser's expense, at a reasonable time, under the supervision of Parent's or the Company's personnel and in such a manner as to not interfere unreasonably with the normal operation of the business of Sellers, the Company or the Company Subsidiary. Notwithstanding anything contained in this or any other agreement between Purchaser and Sellers executed prior to the date hereof, none of the Company, Sellers or any of their Affiliates shall be required to disclose any information to Purchaser if such disclosure would (i) jeopardize any attorney-client or other legal privilege, or
(ii) contravene any applicable Legal Requirements, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which Sellers, the Company or any of their Affiliates is a party); provided, however, that this sentence shall not be deemed to modify or waive any disclosure required by Article 3 hereof.

SECTION 5.3. CONFIDENTIAL INFORMATION.

The parties acknowledge that Parent and Purchaser have previously executed a Confidential Disclosure Agreement dated November 12, 2003 with respect to the Transactions, by and between Parent and Purchaser (the "CONFIDENTIALITY AGREEMENT"). The Confidentiality Agreement shall continue in full force and effect, and survive the execution and delivery of this Agreement, the Closing and the consummation of the Transactions and/or the termination of this Agreement. The parties hereby agree that the term "EVALUATION MATERIAL," as used in the Confidentiality Agreement, shall include (i) all exhibits, schedules, certificates and other documents executed or delivered in connection with the execution of this Agreement and the consummation of the Transactions, and (ii) all proprietary and confidential information concerning Sellers and their Affiliates, and their business and operations, including Sellers' intellectual property and the Seller Licensed IP, and (iii) all documents contained on Parent's datasite, or otherwise delivered to Purchaser, to which Purchaser or Purchaser's representatives have had access prior to Closing. Notwithstanding the foregoing, any confidentiality provisions in the Intellectual Property License Agreement shall supercede the provisions of the Confidentiality Agreement with respect to the Seller Licensed IP that is the subject of such Intellectual Property License Agreement.

SECTION 5.4. EFFORTS AND ACTIONS TO CAUSE CLOSING TO OCCUR.

         (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser, Sellers and the Company agree (i) to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable Legal Requirements) to consummate the Closing and the other Transactions as promptly as practicable, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the Transactions, and (iii) to cooperate with each other in connection with the foregoing, including using their reasonable efforts
(A) to obtain all necessary approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers (including the expiration or early termination of any applicable waiting period) by any third party or Governmental Entity, (B) to defend all actions challenging this Agreement or the consummation of the Transactions, (C) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, (D) to effect all necessary registrations and filings, including, without limitation, submissions of information requested by Governmental Entities, and (E) to fulfill all conditions to Closing set forth in this Agreement. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent (including the expiration or early termination of any applicable waiting period) from any Governmental Entity or other Person required to be obtained prior to Closing.

         (b) Without limiting the generality of the foregoing:

                  (i) Sellers and the Company shall use their commercially reasonable efforts to cause the Material Contracts listed in Section 5.4(b) of the Seller Disclosure Schedule that are by and between Sellers or any of their Affiliates (other than the Company or the Company Subsidiary) and a third party to be assigned to the Company during the period from the date hereof and through the Closing Date, so as to permit the Company to assume the rights and obligations under such Material Contracts, provided that in no event will Sellers or any of their Affiliates be required to make any payment to a third party not otherwise due and owing in connection with any such assignment (other than transfer fees or similar fees provided for in the terms of the Material Contract).

                  (ii) Sellers and the Company shall also use their commercially reasonable efforts to obtain any consents or approvals required in connection with the consummation of the Transactions under any other Material Contract; provided that in no event will Sellers or any of their Affiliates be required to make any payment to a third party not otherwise due and owing in connection with any such consent or approval (other than transfer fees or similar fees provided for in the terms of the Material Contract).

                  (iii) If any assignment or consent contemplated by this
Section 5.4(b) is not obtained prior to the Closing, or if Purchaser and Parent agree in writing that an attempted assignment of a Material Contract would be ineffective or would adversely affect the rights thereunder so that the Company would not receive substantially all such rights, Sellers shall, and shall cause their Affiliates to, take commercially reasonable efforts so as to ensure that the Company would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Company, or under which Sellers would enforce, for the benefit of the Company and at the Company's expense, any third party's obligations. After the Closing, Sellers shall promptly pay to the Company all monies received by Sellers or any of their Affiliates with respect to such nonassignable Material Contracts or any benefit arising thereunder.

         (c) Prior to the Closing, Sellers and their Affiliates shall transfer to the Company all right, title and interest in and to the IP owned by them that is (i) listed on Section 3.21(a) of the Seller Disclosure Schedule or (ii) used exclusively by the Company or the Company Subsidiary. Such transfer shall be made pursuant to a written agreement in form and substance reasonably acceptable to Purchaser.

         (d) Prior to the Closing, Sellers and their Affiliates shall transfer to the Company all right, title and interest in and to the tangible assets owned by them that are listed on Section 3.23(b) of the Seller Disclosure Schedule or are located at the premises subject to the Sublease Agreements and used in the Purchased Business. Such transfer shall be made pursuant to a written agreement in form and substance reasonably acceptable to Purchaser.

         (e) Prior to the Closing, each party shall promptly consult with the other party hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party in writing to a Governmental Entity in connection with this Agreement and the Transactions. Prior to the Closing, each party hereto shall promptly provide the other party with copies of any written communication received by such party from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request or demand for information or documentary material from any such Governmental Entity with respect to any of the Transactions prior to the Closing, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request or demand.

         (f) In addition to and without limiting the agreements of the parties contained above, Purchaser and Parent shall:

                  (i) take promptly all actions necessary to make the filings required of them or any of their Affiliates under the HSR Act;

                  (ii) comply at the earliest practicable date with any request or demand for additional information or documentary material received by the Company, Purchaser, Sellers or any of their Affiliates from the FTC or the DOJ pursuant to the HSR Act or from any state Attorney General or other Governmental Entity in connection with antitrust matters;

                  (iii) cooperate with each other in connection with any filing under the HSR Act, and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by the FTC, DOJ, any state Attorney General or any other Governmental Entity;

                  (iv) use their commercially reasonable efforts to resolve in a prompt manner such objections, if any, as may be asserted with respect to the Transactions under any antitrust law; and

                  (v) advise the other parties promptly of any material communication received by such party from the FTC, DOJ, any state Attorney General or any other Governmental Entity regarding any of the Transactions, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, any state Attorney General or any other Governmental Entity in connection with the Transactions.

Concurrently with the filing of notifications under the HSR Act, or as soon thereafter as practicable, Parent and Purchaser shall each request early termination of the HSR Act waiting period.

SECTION 5.5. NO SOLICITATION.

Sellers and the Company agree that, from the date hereof and until any termination of this Agreement pursuant to Article 7, none of Sellers, the Company, the Company Subsidiary, or any of their respective officers and directors shall, and Sellers and the Company will direct and use commercially reasonable efforts to cause each of their and the Company Subsidiary's respective employees, representatives and Affiliates not to, initiate, solicit or encourage, directly or indirectly, the making or implementation of any proposal or offer with respect to any merger, acquisition, consolidation or similar transaction directly involving, or any direct purchase of all or any significant portion of the assets or any equity securities of, the Company (any such proposal or offer being an "ACQUISITION PROPOSAL") or engage in any activities, discussions or negotiations concerning, or provide any confidential information regarding, the Company or the Company Subsidiary to, or have any discussions with, any Person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Sellers and the Company shall: (i) immediately cease any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) notify Purchaser immediately if any Acquisition Proposal is received by Sellers or the Company.

SECTION 5.6. TAX MATTERS.

         (a) Tax Returns. Except as otherwise provided in this Section 5.6:

                  (i) Parent shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company or the Company Subsidiary for taxable years or periods ending on or before the Closing Date and shall remit (or cause to be remitted), subject to Section 5.6(b), any Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with past practice and shall be true, complete and correct in all material respects and Parent shall pay or cause to be paid all Taxes due in connection with such Tax Returns. For all taxable periods ending on or before the Closing Date, Parent shall cause the Company and the Company Subsidiary to join in Parent's consolidated federal income tax return and shall pay all Taxes due in connection with such Tax Returns.

                  (ii) Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company or the Company Subsidiary for taxable years or periods ending after the Closing Date, and Purchaser shall remit (or cause to be remitted), subject to Section 5.6(b), any Taxes due in respect of such Tax Returns. Straddle Period Returns shall be prepared in a manner consistent with prior practice.

                  (iii) Purchaser shall permit Parent to review and comment on any Tax Return relating to any Straddle Period at least thirty (30) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Parent.

                  (iv) Upon the written request of Purchaser setting forth in detail the computation of the amount owed, Parent shall pay to Purchaser, no later than two (2) business days prior to the Due Date for the applicable Tax Return, the Taxes for which Parent is liable pursuant to Section 5.6(b) but which are payable with any Tax Return to be filed by Purchaser with respect to any Straddle Period.

                  (v) Purchaser shall cause the Company and the Company Subsidiary to furnish information to Parent as reasonably requested by Parent to allow Parent to satisfy its obligations under this Section 5.6 in accordance with past custom and practice. The Company and the Company Subsidiary and Purchaser shall consult and cooperate with Parent as to any elections to be made on returns of the Company and the Company Subsidiary for periods ending on or before the Closing Date.

                  (vi) Parent may amend any Tax Return of or with respect to the Company or the Company Subsidiary that are filed or required to be filed for any taxable years or periods ending on or before the Closing Date after allowing Purchaser an opportunity to review and comment upon such Tax Return to the extent it relates to the Company or the Company Subsidiary. Parent shall not file or cause to be filed any amended return that is inconsistent with past practices without prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed).

         (b) Computation of Tax Liabilities.

                  (i) To the extent permitted or required by law or administrative practice, (A) the taxable year of the Company and the Company Subsidiary which includes the Closing Date shall be treated as closing on (and including) the Closing Date and, notwithstanding the foregoing, (B) all transactions not in the ordinary course of business occurring after the Closing shall be reported on Purchaser's consolidated United States federal income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and shall be similarly reported on other Tax Returns of Purchaser or its Affiliates to the extent permitted by law. Where it is necessary to apportion between Parent and Purchaser the Tax liability of an entity for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such liability shall be apportioned between the period deemed to end at the close of the Closing Date, subject to Section 5.6(b) and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

                  (ii) In determining Parent's liability for Taxes pursuant to this Agreement, Parent shall be credited with the amount of estimated Taxes paid by or on behalf of the Company and the Company Subsidiary or accrued on the Balance Sheet of the Company or the Company Subsidiary prior to the Closing. To the extent that Parent's liability for Taxes for a taxable year or period is less than the amount of estimated income Taxes previously paid by or on behalf of the Company and the Company Subsidiary with respect to all or a portion of such taxable year or period, Purchaser shall pay Parent the difference within two (2) business days of filing the Tax Return relating to such income Taxes.

                  (iii) To the extent that Parent's liability for Taxes for a taxable year or period is greater than the amount of estimated income Taxes previously paid by or on behalf of the Company and the Company Subsidiary with respect to all or a portion of such taxable year or period, Purchaser shall notify Parent, and Parent shall reimburse Purchaser for the difference within fifteen (15) business days after Purchaser files the Tax Return relating to such income Taxes.

         (c) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by Purchaser and 50% by Sellers.

         (d) Section 338(h)(10) Election. At Purchaser's request, Parent and Purchaser shall jointly make the election described in Code Section 338(h)(10) (the "SECTION 338(h)(10) ELECTION") with respect to the purchase and sale of the stock of the Company and the Company Subsidiary hereunder. Parent will pay any income Tax attributable to the making of the Section 338(h)(10) Election and will indemnify Purchaser, the Company, and the Company Subsidiary against any Losses arising out of any failure to pay such income Tax.

         (e) Allocation of Purchase Price. If a 338(h)(10) election is made, Purchaser and Parent agree that the Purchase Price and the liabilities of the Company and the Company Subsidiary (plus other relevant items) will be allocated to and among the assets of the Company and the Company Subsidiary for all relevant purposes (including Tax and financial accounting purposes) in accordance with the methodology set forth on an allocation schedule to be agreed to by Purchaser and Sellers prior to the Closing Date (the "ALLOCATION SCHEDULE"), and (ii) a final allocation of the Purchase Price and liabilities of the Company and the Company Subsidiary (plus other relevant items) consistent with the form of Allocation Schedule (the "FINAL ALLOCATION") shall be made as soon as practicable following the Closing. Purchaser, the Company, the Company Subsidiary and Parent will file all Tax Returns (including amended Tax Returns and claims for refunds) and information reports in a manner consistent with the Final Allocation.

         (f) Refunds.

                  (i) Any Tax refund (including any interest in respect thereof) received by Purchaser, the Company or the Company Subsidiary, and any amounts credited against Tax to which Purchaser, the Company or the Company Subsidiary becomes entitled (including by way of any amended Tax Return or any carryback filing), that relate to any taxable period, or portion thereof, ending on or before the Closing Date shall be for the account of Parent, and Purchaser shall pay over to Parent any such refund or the amount of any such credit within five
(5) business days after receipt or entitlement thereto. Purchaser shall pay Parent interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due under this Section 5.6(f). For purposes of this Section 5.6(f), where it is necessary to apportion a refund or credit between Purchaser and Parent for a Straddle Period, such refund or credit shall be apportioned between the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books of the Company and the Company Subsidiary, except that refunds or credits of Taxes imposed on a periodic basis (e.g., real property Taxes) shall be allocated on a daily basis.

                  (ii) Purchaser shall cooperate, and cause the Company and the Company Subsidiary to cooperate, in obtaining any Tax refund that Parent reasonably believes should be available, including through filing appropriate forms with the applicable taxing authorities.

         (g) Post-Closing Actions which Affect Parent's Liability for Taxes.

                  (i) Purchaser shall not permit the Company or the Company Subsidiary to take any action which could increase Parent's liability for Taxes

(including any liability of Parent to indemnify Purchaser for Taxes pursuant to this Agreement) without Parent's consent or unless required by applicable Legal Requirements.

                  (ii) None of Purchaser or any Affiliate of Purchaser shall (or shall cause or permit the Company or the Company Subsidiary to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company or the Company Subsidiary with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Parent, which consent may be withheld in the sole discretion of Parent.

                  (iii) None of Purchaser or any Affiliate of Purchaser shall (or shall cause or permit the Company or the Company Subsidiary to) carryback for Federal, state, local or foreign tax purposes to any taxable period, or portion thereof, of the Company, the Company Subsidiary or Parent or any affiliate of Parent ending before, or which includes, the Closing Date any operating losses, net operating losses, capital losses, tax credits or similar items arising in, resulting from, or generated in connection with a taxable year of Purchaser or any Affiliate of Purchaser, or portion thereof, ending on or after the Closing Date.

         (h) Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements or arrangements, written or oral, between Parent or any Affiliate of Parent and the Company or the Company Subsidiary, shall terminate as of the Closing.

         (i) Assistance and Cooperation. After the Closing Date, each of Parent and Purchaser shall (and shall cause their respective Affiliates to):

                  (i) provide timely notice to the other party of any Tax refund or any pending or threatened Tax audits or disputes regarding any Tax Returns of the Company or the Company Subsidiary;

                  (ii) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with
Section 5.6(a);

                  (iii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company or the Company Subsidiary (and such cooperation shall include the retention and (upon the other Party's request) provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information of any material provided hereunder);

                  (iv) use their best efforts to obtain, upon the other party's request, any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions); and

                  (v) provide the other party, upon its request, with all information that either party may be required to report pursuant to Code Section 6043 and the Treasury Regulations promulgated thereunder.

SECTION 5.7. EMPLOYEES; EMPLOYEE BENEFITS.

                  (a) Effective as of the Closing Date, all Company Employees at the Closing Date other than those listed on Exhibit E shall become or continue as employees of the Company. All such Company Employees shall receive continuation offer letters of employment in accordance with Section 5.8 hereof.

                  (b) On and after the Closing, the Company shall cease being a participant in any and all Parent Plans in which Company Employees participate prior to the Closing. From and after the Closing, Parent shall assume or retain, as the case may be, and be solely responsible for all liabilities arising prior to the Closing associated with the Parent Plans and the Company's or Sellers' employment of any Company Employee; provided that the Company shall be responsible for any and all holiday pay, paid time off and other similar accrued benefits owing to all Company Employees through the Closing Date.

                  (c) As soon as administratively practicable after the Closing, Purchaser or Purchaser's Affiliates shall take all reasonable action so that Company Employees who accept Purchaser's offer of employment (the "TRANSFERRED EMPLOYEES") and their eligible dependents as the case may be to the extent that such eligible dependents are eligible to participate in such plans, shall be entitled to participate in each employee benefit plan, program or arrangement of Purchaser or Purchaser's Affiliates of general applicability (the "PURCHASER PLANS") to the same extent as similarly-situated employees of Purchaser (it being understood that inclusion of the Transferred Employees in the Purchaser Plans may occur at different times with respect to different plans; provided, however, that effective as of the Closing, Transferred Employees and their eligible dependents shall be eligible to participate in Purchaser Plans that provide medical, dental or health coverage effective as of the Closing). To the extent permitted under the terms of the Purchaser Plans, Purchaser shall cause each Purchaser Plan in which Transferred Employees are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of benefits) under the Purchaser Plans, the service of such employees with the Company, the Company Subsidiary, Parent or any of its Subsidiaries to the same extent as such service was credited for such purpose by the Company, the Company Subsidiary, Parent or any of its Subsidiaries. Transferred Employees will be given credit for past service with the Company for purposes of Purchaser's vacation or paid-time off policy.

                  (d) With respect to medical, dental or health Purchaser Plans, Purchaser or its Affiliates shall cause each such plan, to the extent permitted under the plan, to

(i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Purchaser, provided that the level of coverage remains the same, and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to any Transferred Employees and their eligible dependents on or after the Closing to the extent such Transferred Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Seller Plan prior to the Closing, and (iii) provide full credit under such plans for any deductibles, co-payments and out-of-pocket expenses incurred by Transferred Employees and their eligible dependents during the portion of the calendar year prior to such participation in which the Closing occurs.

         (e) Transferred Employees who are participants in Parent's 401(k) plan shall be given the opportunity to "rollover" their vested account balances, to the extent any such amounts distributable constitute "eligible rollover distributions" (as defined in Section 402(f)(2)(A) of the Code), to any tax-qualified Purchaser Plan that accepts rollover distributions or to any eligible individual retirement account.

         (f) If any Transferred Employee is discharged by Purchaser or its Affiliates after the Closing, Purchaser or such Affiliate shall be responsible for (i) any and all severance costs and obligations and (ii) continuation coverage pursuant to COBRA or similar state law ("COBRA CONTINUATION COVERAGE") for such Transferred Employee and his or her eligible dependents.

         (g) Parent shall be responsible for and pay any and all severance, retention and similar payments owing to any Company Employees prior to the Closing Date or pursuant to the agreements set forth on Section 3.15(b)(i) of the Seller Disclosure Schedule. Parent shall also be responsible for providing COBRA Continuation Coverage for all Company Employees discharged by Parent or its Affiliates at any time prior to the Closing.

         (h) Effective on the Closing Date, all rights and benefits of Sellers or any of their Affiliates under any confidentiality, assignment of inventions or non-competition Contract with any Transferred Employee shall be assigned to the Company without further action by any Person.

SECTION 5.8. EMPLOYMENT OFFERS.

As of the date of this Agreement or as soon as is practicable thereafter, but in no event less than ten (10) calendar days prior to the Closing, Purchaser or one of its Affiliates shall extend continuation offers of employment to all Company Employees other than those listed on Exhibit E.

SECTION 5.9. [INTENTIONALLY OMITTED]

SECTION 5.10. NOTICE OF DEVELOPMENTS.

From the date of this Agreement through the Closing Date, Sellers and the Company will give Purchaser prompt notice (a) if any representation or warranty contained in this Agreement shall have become untrue or inaccurate, and (b) of any failure of such party to comply with or satisfy any covenant, in each case such that the conditions to closing set forth in
Section 6.2(b) or 6.2(c) would not be satisfied; provided, however, such disclosure shall not be deemed to amend or supplement the Seller Disclosure Schedule (unless such disclosure constitutes an amendment or update to the Seller Disclosure Schedule pursuant to Section 5.17 hereof) or to prevent or cure any misrepresentation, breach of warranty or breach of covenant. From the date of this Agreement through the Closing Date, Purchaser will give Parent prompt notice (a) if any of its representations or warranties contained in this Agreement shall have become untrue or inaccurate, and (b) of any failure of Purchaser to comply with or satisfy any covenant, in each case such that the conditions to closing set forth in Section 6.3(b) or 6.3(c) would not be satisfied.

SECTION 5.11. MAINTENANCE OF BOOKS AND RECORDS.

Each of the parties hereto shall preserve, until at least the third anniversary of the Closing Date (or the tenth anniversary of the Closing Date of records related to Taxes), all pre-Closing Date records possessed or to be possessed by such party relating to the Company; provided that Sellers shall not be required to maintain any records held by the Company or otherwise delivered to Purchaser. After the Closing Date and up until at least the third anniversary of the Closing Date, upon any reasonable request from a party hereto or its representatives, the party holding such records shall (a) provide to the requesting party or its representatives reasonable access to such records during normal business hours and (b) permit the requesting party or its representatives to make copies of such records; provided, however, that nothing herein shall require either party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Legal Requirements. Such records may be sought under this Section
5.11 for any reasonable business purpose, including to the extent reasonably required in connection with the audit, accounting, tax, litigation, federal securities disclosure or other similar needs of the party seeking such records.

SECTION 5.12. SELLERS' ASSETS.

Notwithstanding anything to the contrary contained in this Agreement, except (i) as provided in the Transition Services Agreement, (ii) as provided in the Sublease Agreements, (iii) for the IP to be transferred to the Company pursuant to Section 5.4(c), (iv) for the Seller Licensed IP, and (v) for the tangible assets to be transferred pursuant to Section 5.4(d), it is expressly agreed that Purchaser is not purchasing, acquiring or otherwise obtaining, and neither the Company nor the Company Subsidiary will be entitled to retain following the Closing Date, any right, title or interest in any property, assets, Intellectual Property Rights, or Technology owned by Sellers as of the Closing Date, including without limitation, any trademarks or logos employing Sellers' names or any part or variation of such names or anything confusingly similar thereto. Furthermore, except to the extent required by applicable Legal Requirements or by the rules and regulations of the Nasdaq Stock Market, neither the Company nor Purchaser or its Affiliates shall make use of (including on or in stationary, literature, promotional materials, websites and any other printed or written documents) Seller's name, trademarks or logos from and after the Closing, including, without limitation "InfoSpace" or "Go2Net" or any part or variation of such name or anything confusingly similar thereto.

SECTION 5.13. INTERCOMPANY ARRANGEMENTS.

         (a) On or prior to the Closing Date, all intercompany accounts between the Company or the Company Subsidiary, on the one hand, and Parent and its Affiliates (excluding the Company and the Company Subsidiary), on the other hand, shall be eliminated.

         (b) Except as otherwise contemplated by this Agreement, all agreements and commitments, whether written, oral or otherwise, which are solely between the Company or the Company Subsidiary, on the one hand, and Parent and its Affiliates (excluding the Company and the Company Subsidiary), on the other hand, shall be terminated and of no further effect, simultaneously with the Closing without any further action or liability on the part of the parties thereto.

SECTION 5.14. PUBLICITY.

Neither Parent nor Purchaser shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions, or otherwise disclose to any party the Purchase Price or financial or other terms of the Agreement or the Transactions, without the prior written consent of the other party; provided, however, that to the extent a party is advised by counsel that disclosure of the matters set forth in this Agreement is required by applicable securities laws or by Nasdaq requirements, then such party (the "DISCLOSING PARTY") may make such disclosure as is required but agrees to use commercially reasonable efforts to provide the other party (the "NON-DISCLOSING PARTY") as much prior notice of such disclosure as is practicable as well as an opportunity to review and comment on such disclosure in advance of public release.

SECTION 6.15. FURTHER ASSURANCES; POST-CLOSING LITIGATION SUPPORT.

         (a) If at any time after the Closing, any further assignments, conveyances, transfers or assurances in law, or any other actions or things, may be reasonably necessary to transfer, assign, convey or deliver to, or to vest, perfect or confirm in (i) the Company, any right, title or interest of Sellers in or to any assets or properties sold to Purchaser hereunder, or (ii) Purchaser any right, title or interest of Sellers, of record or otherwise, in or to the Shares then, in either such case, Sellers, at their sole cost and expense, shall use their commercially reasonable efforts to promptly execute, deliver and record, or cause to be executed, delivered and recorded, any and all such further instruments of assignment, conveyance and transfer and take, or cause to be taken, all actions and do, or cause to be done, all things, as may be reasonably requested by Purchaser to transfer, assign, convey or deliver the same to, or to vest, perfect or confirm the same in, the Company, or Purchaser, as applicable.

         (b) In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any Transactions, or (ii) any fact, situation, circumstance, status, condition, activity, practice plan, occurrence, event, incident, action, failure to act on or prior to the Closing Date involving the Company or the Company Subsidiary, each of the other parties will reasonably cooperate with him or it and him or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost or expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article 8 below).

SECTION 5.16. POST CLOSING SETTLEMENTS.

         (a) Sellers agree that from and after the Closing Date, they will hold and will promptly transfer and deliver to the Company, from time to time as and when received by Sellers, any cash, checks with appropriate endorsements or other property that it may receive on or after the Closing Date which properly belongs to the Company, and will account to the Company for all such receipts.

         (b) Purchaser agrees that from and after the Closing Date, it will hold and will promptly transfer and deliver to Parent, from time to time as and when received by Purchaser or the Company, any cash, checks with appropriate endorsements or other property that it may receive on or after the Closing Date which properly belongs to Parent, and will account to Parent for all such receipts.

SECTION 5.17. UPDATE OF SELLER DISCLOSURE SCHEDULE.

Sellers may, from time to time after the date hereof but not later than five (5) days before the Closing Date, prepare and deliver to Purchaser updates to the Seller Disclosure Schedule disclosing any changes thereto required in respect of events occurring subsequent to the date hereof which were permitted by the terms and conditions of this Agreement. In the event the Closing does not occur, the initial Seller Disclosure Schedule shall constitute the Seller Disclosure Schedule to be used in determining any inaccuracy in, or breach of, any representations or warranties of Sellers. In the event the Closing occurs, the final updated version of the Seller Disclosure Schedule as of the Closing Date shall supersede the initial Seller Disclosure Schedule and shall constitute the definitive Seller Disclosure Schedule.

SECTION 5.18. NONCOMPETITION; NON-SOLICITATION.

         (a) In consideration of the payments described in Section 1.2 of this Agreement, Sellers agree that, during the period commencing on the Closing Date and ending on the earlier of (i) the third (3rd) anniversary of the Closing Date and (ii) the consummation of a Parent Change of Control, neither Sellers nor any of their Subsidiaries shall, directly or indirectly, (A) establish or enter into, advise, consult with or become an owner in part of, any Person that engages in any business, or in any way engage in any business (either as principal or as a shareholder, owner, partner, joint venturer, consultant, advisor or representative of any Person), that competes with the Purchased Business, or (B) solicit any Person that is a customer of or vendor to the Company or the Company Subsidiary (other than through general advertising) in a manner that is reasonably likely to cause such Person to reduce its business transactions with the Company or the Company Subsidiary or otherwise adversely interfere with the conduct of the Purchased Business. It is understood and agreed that the passive ownership of not more than five percent (5%) of the stock or other equity interests of a public company shall not constitute a violation of this Section 5.18(a).

         (b) Each Seller agrees that, during the period commencing on the date of this Agreement and ending on the first (1st) anniversary of the Closing Date, neither it nor any of its Subsidiaries shall employ (except as a Company Employee) any person who is an employee of the Company, the Company Subsidiary or the

Purchased Business, unless such person's employment has been terminated for a period of at least six (6) months. In addition, each Seller agrees that, during the period commencing on the date of this Agreement and ending on the second
(2nd) anniversary of the Closing Date, neither it nor any of its Subsidiaries shall solicit for employment any person who is an employee of the Company, the Company Subsidiary or the Purchased Business, unless such person's employment has been terminated for a period of at least six (6) months; provided, however, that non-directed newspaper or internet help wanted advertisements shall not be considered solicitations under this Section 5.18(b). Notwithstanding the foregoing, this Section 5.18(b) shall not apply with respect to the Company Employees listed on Exhibit E.

                  (c) Sellers expressly acknowledge and agree that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. If, at the time of enforcement of any provision of this Section 5.18, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing, Purchaser and Sellers hereby agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Sellers also hereby agree that money damages would not be an adequate remedy for any breach of this Section 5.18. Therefore, in the event of a breach or threatened breach of this Section 5.18, Purchaser or its successors or assigns may, in addition to other rights and remedies existing in their favor, obtain from any court of competent jurisdiction specific performance or injunctive or other equitable relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

SECTION 5.19. TRANSITION SERVICES.

Except as set forth in the Transition Services Agreement, or as otherwise agreed to in writing by Parent and Purchaser, all data processing, accounting, insurance, banking, personnel, legal, telecommunications and other products and services provided to the Company by Parent or any Affiliate of Parent, including any agreements or understandings (written or oral) with respect thereto, shall terminate simultaneously with the Closing without any further action or liability on the part of the parties thereto. Except as set forth in the Transition Services Agreement, in the absence of any other written agreement, the provision of any services (similar to those contemplated by the preceding sentence) by Parent to the Company from and after the Closing shall be for the convenience, and at the expense, of Purchaser only and shall be furnished without any liability on the part of Parent with respect thereto.

SECTION 6.20. AUDITED FINANCIAL STATEMENTS.

         (a) Promptly following the execution of this Agreement, the Company and Sellers shall and shall use their commercially reasonable efforts to cause the Company Auditors to, at Purchaser's expense (except the amount by which such expenses exceed $250,000, which amount shall be Parent's expense), commence diligent preparation of financial statements of the Purchased Business and related documents that meet the requirements of Item 7(a) of SEC Form 8-K, including the following documents:

                  (i) financial statements of the Purchased Business for the periods specified in Rule 3-05(b) of Regulation S-X promulgated by the SEC, which shall be prepared pursuant to Regulation S-X, except that supporting schedules need not be prepared;

                  (ii) a manually signed accountants' report from the Company Auditors meeting the requirements of Section 2-02 of Regulation S-X; and

                  (iii) a manually signed consent of the Company Auditors to the inclusion of all financial statements prepared pursuant to Section 5.20(a)(i) and the Company Auditors' report thereon referred to in Section 5.20(a)(ii).

         (b) Following execution of this Agreement and prior to Closing, the Company shall commence diligent preparation of, and shall use its commercially reasonable efforts cause the Company Auditors to commence diligent preparation of, at Purchaser's expense, such additional financial information regarding the Company, prepared on a basis consistent with the financial statements prepared pursuant to Section 5.20(a)(i), as Purchaser may reasonably request in order to prepare the pro forma financial information required by Item 7(b) of SEC Form 8-K.

         (c) Each of the Sellers shall cooperate with, and provide all information and documents reasonably requested by, the Company and the Company Auditors in the preparation of the financial statements and related documents and information to be prepared pursuant to this Section 5.20, and shall use reasonable efforts, at Purchaser's expense, to enable the Company Auditors to furnish such financial statements, documents and information required pursuant to this Section 5.20 to Purchaser as soon as possible, and in any event no later than thirty (30) days following the Closing Date.

SECTION 5.21. ANCILLARY AGREEMENTS.

         (a) Seller and Purchaser shall cooperate in good faith to finalize the terms of the Sublease Agreements, which shall be substantially in the forms attached as Exhibit A hereto, and to execute the Sublease Agreements as soon as practicable after the date hereof.

         (b) Seller and Purchaser shall cooperate in good faith to agree on the terms of and execute a Transition Services Agreement prior to Closing.

         (c) Seller and Purchaser shall cooperate in good faith to agree on the terms of and execute an Intellectual Property License Agreement prior to Closing.

                                   ARTICLE 6.

                                   CONDITIONS

SECTION 6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING.

The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

         (a) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Closing; and there shall be no order of a court of competent jurisdiction in effect precluding consummation of the Closing; provided, however, that the parties shall use their commercially reasonable efforts to have any such order or injunction vacated or lifted.

         (b) Antitrust Regulation Approval. The applicable waiting period under the HSR Act shall have expired or been terminated.

         (c) Governmental Consents. All material consents of any Governmental Entity, and all material filings with and material notifications of Governmental Entities, necessary to the execution and delivery of this Agreement and the consummation of the Transactions and to permit the continued operation of the Purchased Business in substantially the same manner after the Closing Date as theretofore conducted, shall have been obtained or effected.

SECTION 6.2. CONDITIONS TO OBLIGATIONS OF PURCHASER TO EFFECT THE CLOSING.

The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any one or more of which may be waived, in whole or in part, by Purchaser in its sole discretion):

         (a) Government Action. There shall not be pending any suit, action or proceeding by any Governmental Entity seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions or seeking to obtain from Purchaser any damages that are material in relation to the Purchased Business.

         (b) Covenants. Sellers and the Company shall have performed or satisfied in all material respects the covenants and agreements required by this Agreement to be performed or satisfied by them at or prior to the Closing.

         (c) Representations and Warranties. Each representation and warranty of Sellers contained in this Agreement (i) that is qualified by the phrase "Material Adverse Effect" shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) that is not qualified by the phrase "Material

Adverse Effect" shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date; except (A) with respect to the preceding clause (ii), for failures to be true and correct that do not constitute a Material Adverse Effect (other than the representations and warranties that are not qualified by the phrase "Material Adverse Effect" contained in Sections 3.1, 3.2, 3.3, 3.5, 3.7(a), 3.8, which shall be true and correct in all material respects), (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A) as of such particular date).

         (d) Compliance Certificate. A duly authorized officer of Sellers shall have delivered to Purchaser at the Closing a certificate stating that the conditions specified in Section 6.2(b) and 6.2(c) have been fulfilled.

         (e) No Material Adverse Effect. Since the date of this Agreement, there shall not have been a Material Adverse Effect that is continuing.

         (f) Opinion of Counsel. Parent shall have delivered to Purchaser an opinion, dated the Closing Date, of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent, in substantially the form attached as Exhibit D.

         (g) Company Funds. The Company and the Company Subsidiary shall have sufficient cash on hand to cover the amount held on behalf of merchants pending disbursement or held in reserve for eCheck and Integrated Payment Solution related transactions as of the Closing Date.

         (h) Other Transaction Documents. Parent shall have executed and delivered to Purchaser the Sublease Agreements (which shall have been consented to by the owners of the property subject thereto), the Intellectual Property License Agreement and the Transition Services Agreement.

         (i) Transfer of IP and Assets. Sellers and their Affiliates shall have effected the transfer of IP contemplated by Section 5.4(c) and the transfer of tangible assets contemplated by Section 5.4(d).

         (j) Consents. The Company shall obtain consents under the contracts listed on Section 6.2(j) of the Seller Disclosure Schedule to the consummation of the transactions contemplated by this Agreement.

SECTION 6.3. CONDITIONS TO OBLIGATIONS OF SELLERS TO EFFECT THE CLOSING.

The obligations of Sellers to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any one or more of which may be waived, in whole or in part, by Sellers in their sole discretion):

         (a) Government Action. There shall not be pending any suit, action or proceeding by any Governmental Entity seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions or seeking to obtain from Sellers any damages that are material in relation to the Purchased Business.

         (b) Covenants. Purchaser shall have performed or satisfied in all material respects the covenants and agreements required by this Agreement to be performed or satisfied by it at or prior to the Closing.

         (c) Representations and Warranties; No Impairment. Each representation and warranty of Purchaser contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date; except (A) for failures to be true and correct that do not impair the ability of Purchaser to either perform its material obligations under the Transaction Documents or consummate the Transactions, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date other than the date of this Agreement (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A)) as of such particular date).

         (d) Compliance Certificate. A duly authorized officer of Purchaser shall have delivered to Sellers at the Closing a certificate stating that the conditions specified in Section 6.3(b) and 6.3(c) have been fulfilled.

         (e) Other Transaction Documents. Purchaser shall have executed and delivered to Parent the Sublease Agreements and the Transition Services Agreement.

                                   ARTICLE 7.

                                   TERMINATION

SECTION 7.1. TERMINATION.

The Transactions may be terminated or abandoned at any time prior to the Closing
Date:

         (a) by mutual written consent of Purchaser and Parent;

         (b) by either Parent or Purchaser if the Closing shall not have been consummated by April 30, 2004 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

         (c) by either Parent or Purchaser if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which order, decree, ruling or other action is final and nonappealable;

         (d) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall be or have become untrue, in either case such that the conditions set forth in Section 6.3(b) or 6.3(c) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Purchaser's representations and warranties or breach by Purchaser is curable by Purchaser through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(d) for thirty (30) days after delivery of written notice from Parent to Purchaser of such breach, provided Purchaser continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(d) if such breach by Purchaser is cured during such thirty (30) day period); or

         (e) by Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of Sellers set forth in this Agreement, or if any representation or warranty of Sellers shall be or have become untrue, in either case such that the conditions set forth in Section 6.2(b) or 6.2(c) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Sellers' representations and warranties or breach by Sellers is curable by Sellers through the exercise of their commercially reasonable efforts, then Purchaser may not terminate this Agreement under this Section 7.1(e) for thirty (30) days after delivery of written notice from Purchaser to Sellers of such breach, provided Sellers continue to exercise commercially reasonable efforts to cure such breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 7.1(e) if such breach by Sellers is cured during such thirty (30) day period).

SECTION 7.2. NOTICE OF TERMINATION; EFFECT OF TERMINATION.

         Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or, if the termination is pursuant to Section 7.1(d) or 7.1(e) and the cure period proviso therein is applicable, immediately after such thirty (30) day cure period). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2 and Article 9 and
Article 10, each of which shall survive the termination of this Agreement, and
(ii) nothing herein shall relieve any party from liability for fraud or any willful breach of this Agreement on or prior to the date of termination. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. No party shall have any liability to any other in connection with the termination of this Agreement in the event that such termination is effected pursuant to Sections 7.1(a) or 7.1(c) in the absence of fraud or willful breach of this Agreement.

                                   ARTICLE 8.

                                    REMEDIES

SECTION 8.1. SURVIVAL OF REPRESENTATIONS.

The representations and warranties of the parties contained in this Agreement shall, regardless of any investigation made at any time by or on behalf of any party hereto or of any information any party may have in respect thereof, survive the Closing Date and continue in effect for a period of (and claims based upon or arising out of such representations and warranties may be asserted at any time before the date which shall be) twelve (12) months after the Closing Date, except for representations and warranties contained in Sections 3.5, 3.6,
3.20 and 3.25, which shall survive until the expiration of the applicable statute of limitations, taking into account any waivers or extensions of time. The termination of representations and warranties provided herein shall not affect the rights of an Indemnified Party in respect of any claim made by such an Indemnified Party in a Claim Notice received by the other party pursuant to and in compliance with the provisions of this Article 8 prior to the expiration date of the applicable representation or warranty as specified above. All covenants and agreements that by their terms are to be performed after the Closing shall expire upon the completion of performance or waiver thereof.

SECTION 8.2. INDEMNIFICATION BY PARENT

         Subject in all cases to the limitations set forth in this Article 8 (including, without limitation, the limitations set forth in Section 8.6), Parent shall indemnify, save and hold harmless Purchaser and its Affiliates (including, after the Closing, the Company and the Company Subsidiary) from and against and in respect of all Losses arising out of or resulting from:

         (a) any breach of, or inaccuracy in, any representation or warranty contained in Article 3 of this Agreement or the compliance certificate to be delivered by Sellers pursuant to Section 6.2(d);

         (b) any breach or failure to perform by Sellers or the Company of any covenant, agreement or obligation of Sellers or the Company contained in this Agreement;

         (c) any liabilities for Taxes to be paid by the Company pursuant to
Section 8.9 below; and

         (d) the litigation matters described on Exhibit B, and any other claim, action or proceeding based upon or related to the facts that are the subject matter of such litigations matters (the "EXCLUDED CLAIMS").

SECTION 8.3. INDEMNIFICATION BY PURCHASER

         Subject to the limitations set forth in this Article 8, Purchaser shall indemnify, save and hold harmless Parent and its Affiliates from and against and in respect of all Losses arising out of or resulting from:

         (a) any breach of, or inaccuracy in, any representation or warranty contained in Article 4 of this Agreement or the compliance certificate to be delivered by Purchaser pursuant to Section 6.3(d);

         (b) any breach or failure to perform by Purchaser of any covenant, agreement or obligation of Purchaser contained in this Agreement;

         (c) any liabilities for Taxes to be paid by Purchaser pursuant to
Section 8.9 below; and

         (d) the litigation matter described on Exhibit C and any other claim, action or proceeding based upon or related to the facts that are the subject matter of such litigation matter, subject to the terms and conditions set forth on Exhibit C.

SECTION 8.4. PROCEDURE FOR CLAIMS BETWEEN PARTIES

If a claim for Damages is to be made by a Person entitled to indemnification hereunder (an "INDEMNIFIED PARTY"), the Indemnified Party shall give written notice (a "CLAIM NOTICE") to the Party required to provide such indemnification (the "INDEMNIFYING PARTY") as soon as practicable (and in any event within five
(5) business days) after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article 8, other than Tax Claims as provided in Section 8.9 below. Any failure to submit any such notice of claim in a timely manner to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder, except to the extent the Indemnifying Party is actually prejudiced by such failure. Each Claim Notice shall set forth (i) the specific representation, warranty or covenant alleged to have been breached, (ii) the nature and amount of the claim asserted, together with sufficient facts relating thereto so that the Indemnifying Party may reasonably evaluate such claim and (iii) a calculation or good faith estimate, if such can be reasonably calculated, of the aggregate Losses to which the Indemnified Party believes it is entitled in connection with the claim. If the Indemnifying Party, within twenty (20) business days after receipt of the Claim Notice, does not give written notice to the Indemnified Party or parties announcing its intent to contest such claim, the claim shall be deemed accepted and the amount of the claim shall be deemed a valid claim, and the Indemnifying Party shall, within ten (10) business days after expiration of the prior notice period, deliver to the Indemnified Party the amount of the Losses with respect to the claim. In the event, however, that the Indemnifying Party or parties contest the assertion of a claim by giving such written notice to the Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim. Notwithstanding the foregoing, however, (a) Purchaser and its Affiliates shall not be required to deliver any Claim Notice or any notice pursuant to Section 8.5, and Parent shall not be entitled to contest its indemnification liability, in respect of the Excluded Claims, and (b) Parent and its Affiliates shall not be required to deliver any Claim Notice or any notice pursuant to Section 8.5, and Purchaser shall not be entitled to contest its indemnification liability, in respect of the matter disclosed on Exhibit C.

SECTION 8.5. DEFENSE OF THIRD PARTY CLAIMS.

If any lawsuit or enforcement action is filed against any Indemnified Party by a third party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within five (5) calendar days after the service of the citation or summons), other than Tax Claims as provided in
Section 8.9. The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party is actually prejudiced by such failure. After such notice, the Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled, at the Indemnifying Party's cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnified Party shall cooperate with the Indemnifying Party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom which cooperation shall include, to the extent reasonably requested by the Indemnifying Party, the retention, and the provision to the Indemnifying Party, of records and information reasonably relevant to such third-party claim, and making employees of the Indemnified Party and its Affiliates available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The parties shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the notice of claim, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party's cost, risk and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 8.5 and for any final judgment (subject to any right of appeal), and the Indemnifying Party shall indemnify and hold harmless an Indemnified Party from and against any Losses by reason of such settlement or judgment. No Indemnified Party shall take any action the purpose of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder. Notwithstanding anything in this Agreement to the contrary, (A) Purchaser shall control the defense of the litigation matter set forth on Exhibit C, provided that such litigation shall not be compromised or settled without the written consent of the Parent (such consent not to be unreasonably withheld), and (B) Parent shall control the defense of the Excluded Claims.

SECTION 8.6. LIMITATIONS.

         (a) Purchaser and its Affiliates shall not be entitled to recover for any Losses until such time as the Losses in the aggregate to which Purchaser and its Affiliates are entitled to be indemnified hereunder exceed $250,000 (the "PURCHASER LOSS THRESHOLD"), at which time Purchaser shall be entitled to be indemnified against and compensated and reimbursed for all such Losses, including the amount of the

Purchaser Loss Threshold. In determining the amount of Losses for which the Purchaser or its Affiliates are entitled to be indemnified by Parent pursuant to
Section 8.2(a) for a breach of, or inaccuracy in, any representation or warranty (but not for determining whether a breach of any representation or warranty has occurred or an inaccuracy in any representation or warranty exists), any materiality or Material Adverse Effect standard contained in the applicable representation or warranty shall be disregarded. In no event shall Parent's actual cumulative liability for Losses in connection with the Transactions exceed ten percent (10%) of the Purchase Price; provided, however, that the foregoing limitations set forth in this Section 8.6(a) shall not apply to Losses that are recoverable pursuant to Parent's indemnification obligations under
Section 8.2(d). Each Loss for which Purchaser or its Affiliates is entitled to recovery shall be reduced by (i) the amount of any insurance proceeds to which Purchaser or its Affiliates is entitled with respect to such Loss and (ii) any indemnity, contribution or other similar payment that Purchaser or its Affiliates receives from any third party with respect to such Loss.

         (b) If Purchaser receives any payment from Parent in respect of any Losses pursuant to Section 8.2 and Purchaser could have recovered all or a part of such Losses from a third party (a "POTENTIAL CONTRIBUTOR") based on the underlying Claim, Purchaser shall, to the extent permitted by applicable Legal Requirement and any contractual provision, assign such of its rights to proceed against the Potential Contributor as are necessary to permit Parent to recover from the Potential Contributor the amount of such payment.

         (c) Parent and its Affiliates shall not be entitled to recover for any Losses until such time as the Losses in the aggregate to which Parent and its Affiliates are entitled to be indemnified hereunder exceed $250,000 (the "SELLER LOSS THRESHOLD"), at which time Parent shall be entitled to be indemnified against and compensated and reimbursed for all such Losses, including the amount of the Seller Loss Threshold; provided, however, that the foregoing limitation set forth in this Section 8.6(c) shall not apply to Losses that are recoverable pursuant to Purchaser's indemnification obligations under Section 8.3(d). In determining the amount of Losses for which the Seller or its Affiliates are entitled to be indemnified by Purchaser pursuant to Section 8.3(a) for a breach of, or inaccuracy in, any representation or warranty (but not for determining whether a breach of any representation or warranty has occurred or an inaccuracy in any representation or warranty exists), any materiality or Material Adverse Effect standard contained in the applicable representation or warranty shall be disregarded. In no event shall Purchaser's actual cumulative liability for Losses in connection with the Transactions exceed ten percent 10% of the Purchase Price. Each Loss for which Parent or its Affiliates is entitled to recovery shall be reduced by (i) the amount of any insurance proceeds to which Parent or its Affiliates is entitled with respect to such Loss and (ii) any indemnity, contribution or other similar payment that Parent or its Affiliates receives from any third party with respect to such Loss .

         (d) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Losses include a party's incidental or consequential damages or special or punitive damages to such party.

SECTION 8.7. NO DUPLICATION; EXCLUSIVE REMEDY.

         (a) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

         (b) Purchaser and Parent hereby acknowledge and agree that, from and after the Closing, their sole remedy with respect to any and all claims arising in connection with the Transactions (other than with respect to fraud or willful breach) shall be pursuant to the indemnification provisions set forth in this
Article 8.

SECTION 8.8. NO ADDITIONAL REPRESENTATIONS OR WARRANTIES.

         Purchaser acknowledges that, should the Closing occur, except as expressly set forth in the representations and warranties set forth in Article 3 or elsewhere in this Agreement or the schedules, certificates or other Transaction Documents delivered pursuant to this Agreement, there are no representations or warranties by Sellers or the Company of any kind, express or implied, with respect to the Company or the Purchased Business.

SECTION 8.9. TAX CLAIMS.

         (a) Parent Tax Indemnity. Parent shall indemnify and hold Purchaser and its Affiliates harmless from and against the following (net of the amount of the net present value of any Tax Benefits actually realized by Purchaser or its Affiliates (including the Company and the Company Subsidiary), provided that Purchaser shall and shall cause its Affiliates to use reasonable best efforts to maximize the utility of any deductible item, as a result of the payment or accrual of any of the following):

                  (i) any liability for income Taxes imposed on the Company or the Company Subsidiary as a member of the Affiliated Group of which Parent (or any predecessor or successor) is the common parent that arises under Treasury Regulation Section 1.1502-6(a) or comparable provisions of foreign, state or local law; and

                  (ii) any liability for Taxes imposed on the Company or the Company Subsidiary, or for which the Company or the Company Subsidiary may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date.

                  (iii) any and all Taxes of any person (other than the Company and the Company Subsidiary) imposed on the Company or the Company Subsidiary, as a transferee or successor, by contract or pursuant to any law, rule, or regulation which Taxes relate to an event or transaction occurring before the Closing.

         (b) Purchaser Tax Indemnity. Purchaser shall indemnify and hold Parent and its Affiliates harmless from and against the payment or accrual of Taxes imposed on the Company or the Company Subsidiary for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

         (c) Procedure for Tax Claims. Each party hereto shall notify the chief tax officer of the other party in writing within fifteen (15) days following receipt by such party of written notice of any pending or threatened audits, notice of deficiency, proposed adjustment, assessment, examination or other administrative or court proceeding, suit, dispute or other claim which could affect the liability for Taxes of such other party. The failure of any Indemnified Party to give timely notice of a Tax Claim hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party is actually prejudiced by such failure. Parent shall have the right, at its sole discretion, to represent the interests of the Company and the Company Subsidiary in any Tax Claim relating to taxable periods ending on or before the Closing Date and to employ counsel of its choice. In the case of a Straddle Period, Parent shall be entitled to participate at in any Tax Claim relating in any part to Taxes attributable to the portion of such Straddle Period deemed to end on or before the Closing Date and, at Parent's sole discretion, may assume the control of such Tax Claim. None of Purchaser, any of its Affiliates, the Company or the Company Subsidiary may settle or otherwise dispose of any Tax Claim for which Parent may have a liability under this Agreement without the prior written consent of Parent, which consent may be withheld in the reasonable discretion of Parent, unless Purchaser fully indemnifies Parent in writing with respect to such liability. If Parent elects not to participate in and/or control a Tax Claim that it is entitled to participate in and/or control under this Section 8.9(c), then Purchaser shall control, at Purchaser's sole expense, such Tax Claim, provider, however, that
(i) Purchaser shall keep Parent informed of all developments related to such Tax Claim on a timely basis and shall, in good faith, (A) afford Parent the opportunity to review any submissions related to such Tax Claim and (B) provide Parent with final copies of all such submissions, and (ii) Purchaser shall not resolve such Tax Claim without Parent's written consent, which consent shall not be unreasonably delayed, conditioned or withheld.

         (d) Resolution of All Tax-Related Disputes. If Parent and Purchaser cannot agree on the calculation of any amount relating to Taxes or the interpretation or application of any provision of this Agreement relating to Taxes, such dispute shall be resolved by a nationally recognized accounting firm mutually acceptable to each of Parent and Purchaser, whose decision shall be final and binding upon all persons involved and whose expenses shall be shared equally by Parent and Purchaser.

SECTION 8.10. TAX EFFECT OF INDEMNIFICATION PAYMENTS.

All indemnity payments made by Parent to Purchaser or any of its Affiliates pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the consideration paid with respect to the Shares.

                                   ARTICLE 9.

                         DEFINITIONS AND INTERPRETATION

SECTION 9.1. DEFINITIONS.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

"ACQUISITION PROPOSAL" shall have the meaning set forth in Section 5.5.

"AFFILIATE" shall have the meaning set forth in Rule 12b-2 of the Exchange Act and shall also include, with respect to any person, any Subsidiary of such Person.

"AFFILIATED GROUP" shall mean any affiliated group within the meaning of Code
Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

"AGREEMENT" or "THIS AGREEMENT" shall mean this Stock Sale Agreement, together with the Exhibits hereto, including the Seller Disclosure Schedule.

"ALLOCATION SCHEDULE" shall have the meaning set forth in Section 5.6(e).

"BALANCE SHEET" shall mean the unaudited consolidated balance sheet of the Purchased Business at December 31, 2003.

"BALANCE SHEET DATE" shall mean December 31, 2003.

"BASIC PURCHASE PRICE" shall have the meaning set forth in Section 1.2.

"CLAIM NOTICE" shall have the meaning set forth in Section 8.4.

"CLOSING" shall have the meaning set forth in Section 2.1.

"CLOSING BALANCE SHEET" shall have the meaning set forth in Section 2.4(a).

"CLOSING DATE" shall mean the date on which the Closing occurs.

"CLOSING WORKING CAPITAL AMOUNT" shall have the meaning set forth in Section 2.4(a).

"COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

"COBRA CONTINUATION COVERAGE" shall have the meaning set forth in Section
5.7(e).

"CODE" shall mean the Internal Revenue Code of 1986, as amended.

"COMPANY" shall mean Authorize.net Corporation, a Delaware corporation.

"COMPANY AUDITORS" shall mean Deloitte & Touche, LLP.

"COMPANY EMPLOYEES" shall mean all those individuals that are either (i) employees of Sellers engaged primarily in the conduct of the business of the Company or the Company Subsidiary or (ii) employees of the Company or the Company Subsidiary.

"COMPANY IP" means (i) IP owned exclusively by the Company, (ii) IP owned exclusively by the Company Subsidiary, (iii) IP jointly owned by the Company and the Company Subsidiary but not owned by any other Person, and (iv) IP owned by Sellers or their Affiliates to be transferred to the Company pursuant to Section 5.4(c).

"COMPANY LICENSES" shall have the meaning set forth in Section 3.21(c).

"COMPANY PERMITS" shall have the meaning set forth in Section 3.18(b).

"COMPANY SUBSIDIARY" shall mean the entity set forth on Section 3.8(a) of the Seller Disclosure Schedule.

"CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in Section 5.3.

"CONTRACT" means, with respect to any Person, any legally binding contract, agreement, plan, arrangement or understanding to which such Person is a party or by which such Person or such Person's properties or assets are or may be bound, including real and personal property leases.

"DISCLOSING PARTY" shall have the meaning set forth in Section 5.14.

"DOJ" shall mean the Antitrust Division of the United States Department of Justice.

"DUE DATE" shall mean, with respect to any Tax Return, the date such return is due to be filed

(taking into account any valid extensions).

"ENCUMBRANCES" shall mean restrictions on title or transfer, including but not limited to, liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, or similar obligations, understandings or encumbrances of any kind.

"ENFORCEABILITY LIMITATIONS" shall have the meaning set forth in Section 3.3.

"ENVIRONMENTAL CLAIMS" shall mean any and all administrative, regulatory or judicial actions, suits, demand letters, claims, liens or written notices of violation of or of liability arising under any Environmental Law relating to the Company, the Company Subsidiary or the Purchased Business.

"ENVIRONMENTAL LAWS" shall mean any applicable federal, foreign, state, local or municipal statute, law, rule, regulation, ordinance or code, including any binding judicial or administrative order, consent decree or judgment, in each case relating to (i) the protection, investigation or restoration of the environment, health and safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Material, or
(iii) noise, odor, wetlands, pollution, contamination or injury or threat of injury to persons or property, as in effect on or prior to the Closing Date.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"EVALUATION MATERIAL" shall have the meaning set forth in Section 5.3.

"EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

"EXCLUDED CLAIMS" shall mean the claims set forth on Exhibit B hereto.

"FINAL ALLOCATION" shall have the meaning set forth in Section 5.6(e).

"FINANCIAL STATEMENTS" shall mean (a) the Balance Sheet, (b) the unaudited consolidated statements of income of the Purchased Business for the year ended December 31, 2003, (c) unaudited consolidated balance sheet of the Purchased Business at December 31, 2002, and (d) the unaudited consolidated statements of income of the Purchased Business for the year ended December 31, 2002.

 "FTC" shall mean the United States Federal Trade Commission.

"GAAP" shall mean United States generally accepted accounting principles.

"GO2NET" shall mean Go2Net, Inc., a Delaware corporation.

"GOVERNMENTAL ENTITY" shall mean a court, arbitral tribunal, administrative department, board, agency or commission or other governmental or other regulatory authority or agency of or within the United States or any foreign jurisdiction.

"HAZARDOUS MATERIALS" shall mean any hazardous substance, the use, transportation or disposition of which is regulated by law or by any Governmental Entity, including, without limitation, any petroleum product or by-product, material containing asbestos, lead or polychlorinated biphenyls, radioactive material or radon.

"HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"INDEBTEDNESS" shall mean, with respect to any Person, all obligations, contingent or otherwise, which in accordance with GAAP would be required to be presented upon such Person's balance sheet as liabilities, but in any event including (a) all indebtedness for borrowed money or for the deferred purchase price of property or services, (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations under financing and operating leases, (d) all obligations in respect of acceptances issued or created, (e) all liabilities secured by any lien on any property, (f) all guarantee obligations and (g) all other obligations, contingent or otherwise, which in accordance with GAAP would be required to be presented upon such Person's balance sheet as liabilities.

"INDEMNIFIED PARTY" shall have the meaning set forth in Section 8.4.

"INDEMNIFYING PARTY" shall have the meaning set forth in Section 8.4.

"INTELLECTUAL PROPERTY LICENSE AGREEMENT" shall mean the agreement regarding the licensing to Purchaser, the Company and/or the Company Subsidiary of certain Intellectual Property Rights by Seller to be entered into between signing and Closing pursuant to Section 5.4(c).

"INTELLECTUAL PROPERTY RIGHTS" shall mean any or all of the following statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all patents and applications therefor and all reissues, divisions, extensions, provisionals, continuations and continuations-in-part thereof, and international and foreign equivalents thereof; (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how and technology; (iii) all works of authorship, copyrights and copyright registrations and applications therefor; (iv) all industrial designs and registered designs and any registrations and applications therefor;
(v) all trade names, logos, trademarks and service marks; trademark and service mark registrations and applications; (vi) all databases and data collections (including knowledge databases, customer lists and customer databases); (vii) all rights in software; (viii) rights to Uniform Resource Locators, Web site addresses and domain names; (ix) any similar, corresponding or equivalent rights to any of the foregoing or in any Technology; and (x) any goodwill associated with any of the foregoing.

"IP" means Intellectual Property Rights and/or Technology.

"IRS" shall mean the United States Internal Revenue Service.

"KNOWLEDGE OF SELLERS" shall mean the actual knowledge of the directors and executive officers of Sellers, the Company and the Company Subsidiary, and the actual knowledge of Roy Banks and Corey Mandell.

"LEASE" shall mean any of the real property leases and the personal property leases set forth on Sections 3.14(a), 3.14(b), 3.14(c), 3.14(d) and 3.14(e) of the Company Disclosure Schedule.

"LEGAL REQUIREMENT" means any domestic, foreign or international law, treaty, ordinance, statute, rule or regulation of any Governmental Entity or any Order.

"LOSSES" means any and all claims, costs, losses, diminution in value, liabilities, obligations, fines, penalties, awards, damages and expenses (including reasonable attorneys' fees and expenses).

"MATERIAL ADVERSE EFFECT" shall mean any event, change, effect, circumstance, violation, or inaccuracy that is or could reasonably be expected to be materially adverse to the business, financial condition, assets or operations of the Purchased Business or that materially adversely affects the ability of Sellers or the Company to perform their obligations under the Transaction Documents and consummate the Transactions; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or could reasonably be expected to be, a Material Adverse Effect (a) any adverse change, effect, occurrence, state of facts or development attributable to conditions affecting the industries in which the Purchased Business participates, the U.S. economy as a whole, or foreign economies in any location where the Purchased Business has operations or sales, provided that the same does not result in any materially disproportionate effect on the Purchased Business; (b) any adverse change, effect, occurrence, state of facts or development resulting from compliance with the terms of, or the taking of any action required by, this Agreement; or (c) any adverse changes, effects, occurrences, state of facts or developments that are a result of the announcement or pendency of the Transactions.

"MATERIAL CONTRACT" shall mean any Contract that is disclosed or required to be disclosed in Sections 3.14, 3.15 or 3.21 of the Seller Disclosure Schedule.

"MONEY SERVICES LAWS" shall have the meaning set forth in Section 3.18(a).

"NON-DISCLOSING PARTY" shall have the meaning set forth in Section 5.14.

"OBJECTION NOTICE" shall have the meaning set forth in Section 2.4(b).

"ORDER" means any decision, judgment, order, writ, injunction, decree, award or determination of any court, arbitrator or Governmental Entity.

"PARENT" shall mean InfoSpace, Inc., a Delaware corporation.

"PARENT CHANGE OF CONTROL" means any acquisition of beneficial ownership of more than 50% of the outstanding stock or assets (on a book value basis) of Parent, and any merger, consolidation or similar transaction with or involving Parent following which the stockholders of Parent immediately prior to such transaction hold less than 50% of the outstanding stock of the surviving entity of such transaction.

"PERMITTED ENCUMBRANCES" shall mean (a) statutory liens for current Taxes or income Taxes or other governmental charges or assessments or levies not yet due and payable, (b) liens of landlords, carriers, warehousemen, mechanics, vendors or materialmen securing obligations arising in the ordinary course of business that are not yet due and payable or due but not delinquent, (c) liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, and (d) purchase money or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business.

"PERSON" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

"PLAN" shall have the meaning set forth in Section 3.19(a).

"POTENTIAL CONTRIBUTOR" shall have the meaning set forth in Section 8.6(b).

"PURCHASE PRICE" shall mean the amount set forth in Section 1.2.

"PURCHASED BUSINESS" shall mean the business of the Company and the Company Subsidiary as conducted on the date of this Agreement.

"PURCHASER" shall mean Lightbridge, Inc., a Delaware corporation.

"PURCHASER LOSS THRESHOLD" shall have the meaning set forth in Section 8.6(a).

"PURCHASER PLAN" shall have the meaning set forth in Section 5.7(c).

"REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and applications therefor and all reissues, divisions, extensions, provisionals, continuations and continuations in part thereof, and international and foreign equivalents thereof; (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (iii) registered copyrights and applications for copyright registration; and (iv) domain name registrations.

"RELEASE" means any spilling, leaking, pumping, emitting, emptying, discharging, injection, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

"SECTION 338(h)(10) ELECTION" shall have the meaning set forth in Section
5.6(d).

"SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

"SELLERS" shall have the meaning set forth in the preamble hereto.

"SELLER DISCLOSURE SCHEDULE" shall mean the disclosure schedule of even date herewith prepared by Sellers and delivered to Purchaser simultaneously with the execution hereof.

"SELLER LICENSED IP" means the IP of Parent that is licensed to the Company pursuant to the Intellectual Property License Agreement.

"SELLER LOSS THRESHOLD" shall have the meaning set forth in Section 8.6(c).

"SELLER RELEASING PARTIES" shall have the meaning set forth in Section 5.9.

"SHARES" shall mean shares of common stock, par value $0.01, issued by the Company.

"STRADDLE PERIOD" shall mean a taxable year or period beginning before, and ending after, the Closing Date.

"SUBLEASE AGREEMENTS" shall mean the sublease agreements to be entered into between Parent and Purchaser, substantially in the forms attached Exhibit A hereto, pursuant to Section 5.21(a).

"SUBSIDIARY" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or
(b) such Person or any other

Subsidiary of such Person is a general partner.

"TAX" or "TAXES" (and, with correlative meaning, "TAXABLE" and "TAXATION") shall mean all taxes, charges, fees, duties, levies, penalties or other like assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

"TAX ATTRIBUTES" shall mean net operating losses, capital losses and Tax credits, and carryovers thereof, for purposes of federal or state income or franchise Taxes.

"TAX BENEFITS" shall mean the actual Tax savings whenever realized arising from any increased deductions, losses, or credits then allowable or decreases in income, gains or recapture of tax credits then allowable (including by way of amended Tax Returns).

"TAX CLAIM" shall mean a claim for indemnification or defense arising out of
Section 8.9, including reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred by a party in the investigation or defense of any of the same or in asserting, preserving or enforcing any such party's rights arising under Section 8.9.

"TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

"TECHNOLOGY" means all technology, including all know-how, show-how, techniques, design rules, trade secrets, inventions (whether or not patented or patentable), business materials, algorithms, routines, software, files, databases, works of authorship, processes, test methodologies, any media on which any of the foregoing is recorded, any other tangible embodiments of any of the foregoing and all devices, prototypes, hardware, equipment, development tools and test systems, but not the Intellectual Property Rights in any of the foregoing.

         "Third Party Licensed IP" SHALL HAVE THE MEANING SET FORTH IN SECTION 3.21(b).

"TRANSACTION DOCUMENTS" shall mean this Agreement, the Sublease Agreements, the Transition Services Agreement, the Intellectual Property License Agreement and all other documents, instruments and certificates to be delivered by any party pursuant to the terms of this Agreement.

"TRANSACTIONS" shall mean all the transactions provided for or contemplated by this Agreement and the other Transaction Documents.

"TRANSFERRED EMPLOYEES" shall have the meaning set forth in Section 5.7(c).

"TRANSITION SERVICES AGREEMENT" shall mean the agreement for transition services to be entered into between Purchaser and Seller pursuant to Section 5.21(b).

"WORKING CAPITAL" shall mean the amount equal to (i) current assets of the Purchased Business as defined under GAAP (but excluding the certificates of deposit maintained by the Company pursuant to its agreement with First National Bank of Omaha from current assets) minus (ii) current liabilities of the Purchased Business as defined under GAAP (but excluding deferred revenue from current liabilities).

"WORKING CAPITAL CERTIFICATE" shall have the meaning set forth in Section
2.4(a).

Section 9.2. Interpretation.

         (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (b) Whenever the words "INCLUDE", "INCLUDES" or "INCLUDING" are used in this Agreement they shall be deemed to be followed by the words "WITHOUT LIMITATION."

         (c) The words "HEREOF", "HEREIN" and "HEREWITH" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

         (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

         (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

         (f) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                   ARTICLE 10.

                                  MISCELLANEOUS

SECTION 10.1. FEES AND EXPENSES.

All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such costs and expenses, except as specifically provided to the contrary in this Agreement. Notwithstanding the foregoing, (i) all such costs and expenses incurred by the Company shall be paid by Parent and (ii) filing fees in connection with the HSR Act shall be shared equally by Purchaser and Parent.

SECTION 10.2. AMENDMENT AND MODIFICATION.

This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

SECTION 10.3. NOTICES.

All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication shall be deemed duly given (a) two (2) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service or (c) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below:

if to Purchaser, to:

                  Lightbridge, Inc.
                  67 South Bedford Street
                  East Lobby - Suite 100
                  Burlington, Massachusetts 01803
                  Attention: General Counsel
                  Facsimile: (781) 359-4171

with a copy (which shall not constitute effective notice) to:

                  Foley Hoag LLP
                  Seaport World Trade Center West
                  155 Seaport Boulevard
                  Boston, Massachusetts 02210
                  Attention: John D. Patterson, Jr., Esq.
                  Facsimile: (617) 832-7000

if to Sellers to:

                  InfoSpace, Inc.
                  601 108th Avenue NE
                  Suite 1200
                  Bellevue, Washington 98004
                  Attention: General Counsel
                  Facsimile: (415) 201-6167

with a copy (which shall not constitute effective notice) to:

                  Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
                  Palo Alto, CA 94304
                  Attention: Jeffrey D. Saper, Esq.
                  Facsimile: (650) 493-6811
                  Wilson Sonsini Goodrich & Rosati, Professional Corporation One Market
                  Spear Tower, Suite 3300
                  San Francisco, CA 94105
                  Attention: Steve L. Camahort, Esq.
                  Facsimile: (415) 947-2099

Any party may change its address for notices upon giving written notice of the change to the other party in the manner provided above.

SECTION 10.4. COUNTERPARTS.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 10.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

This Agreement and the exhibits and schedules hereto, the other Transaction Documents and the Confidentiality Agreement (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any Person other than the parties hereto and the Indemnified Parties any rights or remedies hereunder.

SECTION 10.6. SEVERABILITY.

Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

SECTION 11.7. GOVERNING LAW; WAIVER OF JURY TRIAL.

         (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Newcastle County, State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction or venue.

         (b) To the extent not prohibited by applicable Legal Requirements which cannot be waived, each of the parties hereto hereby waives any right to trial by jury in any forum in respect of any issue, action, claim, cause of action, suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or the subject matter hereof or in any way connected with or related or incidental to the Transactions.

SECTION 11.8. DISPUTE RESOLUTION.

For any dispute or claim arising out of or relating to this Agreement, or breach hereof, the parties, prior to filing any claims in a court of law or to seeking binding arbitration, shall in good faith first negotiate in an effort to reach a written resolution of such dispute or claim within a period not to exceed thirty
(30) days from the date of receipt of a party's request for such negotiation. Such negotiations shall be conducted by managers of each party who have authorization to resolve any such dispute or claim. In the event the parties cannot negotiate a written resolution to such dispute or claim during this negotiation period, and prior to filing any claims in a court of law or to binding arbitration, the parties shall then submit such dispute or claim to non-binding mediation with JAMS/ENDISPUTE or its successor. The mediation may be initiated by the written request of either party to the other party, shall commence within fifteen (15) days of the receipt of such notice and shall be conducted in Newcastle County, Delaware in accordance with such mediation procedures established by JAMS/ENDISPUTE or its successor, unless otherwise agreed by the parties. The mediation shall not exceed a period of thirty (30) days. In the event the parties do not resolve such dispute or claim as a result of such mediation or in the event such dispute or claim is not resolved within thirty (30) days of the commencement of the mediation, either party may seek to resolve the dispute or claim in a court of competent jurisdiction or seek other legal or equitable resolution. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. Notwithstanding the foregoing, either party at any time may apply to any court of competent jurisdiction for injunctive relief in the event of an alleged breach of this Agreement or otherwise to prevent irreparable harm.

SECTION 10.9. TIME OF ESSENCE.

         Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

SECTION 10.10. EXTENSION; WAIVER.

At any time prior to the Closing Date, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the covenants, agreements or conditions contained in this Agreement. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 10.11. ASSIGNMENT.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, upon prior written notice, in its sole discretion, all (but not less than all) of its rights and interests hereunder to any wholly owned subsidiary of Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, Purchaser, Sellers and the Company have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                   INFOSPACE, INC.

                                   By:  /s/ James F. Voelker
                                        ----------------------------------------
                                        Name: James F. Voelker
                                        Title: Chairman/CEO

                                   GO2NET, INC.

                                   By:  /s/ Edmund O. Belsheim, Jr.
                                        ----------------------------------------
                                        Name:
                                        Title:

                                   AUTHORIZE.NET CORPORATION


                                   By:  /s/ Edmund O. Belsheim, Jr.
                                        ----------------------------------------
                                        Name:
                                        Title:

                                   LIGHTBRIDGE, INC.

                                   By:  /s/ Pamela D.A. Reeve
                                        ----------------------------------------
                                        Name: Pamela D.A. Reeve
                                        Title: Chief Executive Officer